Exhibit 2.2
Execution Version
SPIN OFF AGREEMENT
BY AND AMONG
BOOZ ALLEN HAMILTON INC.,
BOOZ & COMPANY HOLDINGS, LLC,
BOOZ & COMPANY INC.,
BOOZ & COMPANY INTERMEDIATE I INC.
AND
BOOZ & COMPANY INTERMEDIATE II INC.
DATED AS OF MAY 15, 2008

ARTICLE I. CERTAIN DEFINITIONS	2

ARTICLE II. PRE-SPIN OFF MATTERS; TRANSFER AND CONTRIBUTION OF OTHER BUSINESS ASSETS; ASSUMPTION OF ASSUMED LIABILITIES; SALE OF NEWCO LLC AND BAH SWEDEN	24

2.01 Pre-Spin Off Matters	24
2.02 Contribution	24
2.03 Sale and Assumption of Liabilities; Additional Cash Transfer	26
2.04 Spin Off and Government Buy-Back Matters	29
2.05 Delivery of Closing Documents	30
2.06 Interdependence	32
2.07 Non-Assignment	32

ARTICLE III. REPRESENTATIONS AND WARRANTIES	34

3.01 Power and Authority of Company	34
3.02 Power and Authority of Newco, Newco LLC, Newco 2 and Newco 3	34
3.03 Disclaimer of Representations and Warranties	35

ARTICLE IV. COVENANTS	36

4.01 Bulk Transfer Laws	36
4.02 Cooperation	36
4.03 Expenses	38
4.04 Further Assurances; Books and Records	38
4.05 Administration of Accounts	39
4.06 Confidentiality and U.S. Export-Controlled Information	39
4.07 Transferring Employees	40
4.08 Guarantees; Letters of Credit	42
4.09 Covenants Not To Compete	42
4.10 Steering Committee	48
4.11 Export Control Matters	49
4.12 Post-Closing Actions	50
4.13 German Pension Plan Matters	50

ARTICLE V. TAXES	50

5.01 Preparation and Filing of Tax Returns	50
5.02 Cooperation and Retention	51
5.03 Taxable Year	51
5.04 Amendments to Tax Returns; Refunds	52
5.05 Deductions with Respect to Compensation	52
5.06 Indemnification	52
5.07 Section 338 Election	54

ARTICLE VI. INDEMNIFICATION	55

6.01 Release of Pre-Spin Off Claims	55
6.02 Indemnification by the Company	56
6.03 Indemnification by Newco	57
6.04 Indemnification Procedures	57
6.05 Computation of Indemnifiable Losses	59
6.06 Mitigation of Damages	60

ARTICLE VII. MISCELLANEOUS	60

7.01 Amendment	60
7.02 Waiver of Compliance	60
7.03 Survival	60
7.04 Notices	60
7.05 Exhibits and Schedules; Incorporation by Reference	61
7.06 Successors and Assigns	62
7.07 Third Party Beneficiaries	62
7.08 Entire Agreement	62
7.09 Severability	62
7.10 Captions	62
7.11 Counterparts	63
7.12 Governing Law; Jurisdiction	63
7.13 Specific Performance	63

List of Exhibits

Exhibit A	Form of Branding Agreement
Exhibit B	Sample Closing Date NAV
Exhibit C	Form of Collaboration Agreements
Exhibit D	Commercial Restructuring
Exhibit E	Form of Intellectual Property Agreement
Exhibit F	Form of the Certificate of Designations, Preferences and Rights of Series A Non-Voting Preferred Stock
Exhibit G	Form of Trademark License Agreements
Exhibit H	Form of Transition Services Agreements
Exhibit I	Form of Restated Certificate of Incorporation of Newco
Exhibit J	Form of Amended and Restated By-Laws of Newco
Exhibit K	Form of Warrant
Exhibit L	Form of Employee Matters Agreement
Schedules

Schedule 1.10(b)	Additional Assumed Contracts
Schedule 1.10(c)	Excluded Intercompany Contracts
Schedule 1.11(e)	Other Assumed Liabilities
Schedule 1.11(g)	Assumed Liabilities Related to Certain Employees
Schedule 1.12	Assumed Plans
Schedule 1.34	Commercial Partners
Schedule 1.38	Company Competitors
Schedule 1.45	Non-Governmental and Not For Profit Clients of the Company
Schedule 1.61(b)	Additional Government Contracts
Schedule 1.61(d)	Company Intellectual Property
Schedule 1.61(s)	Other Excluded Assets
Schedule 1.62(h)	Excluded Liabilities Related to Certain Employees
Schedule 1.62(j)	Other Excluded Liabilities
Schedule 1.85	Initial Newco Board Members
Schedule 1.119(c)	Additional Equipment of the Other Businesses

Schedule 1.119(d)	Newco Intellectual Property
Schedule 1.119(q)	Other Business Assets
Schedule 1.128	Permitted Encumbrances
Schedule 1.142	Real Property
Schedule 1.152	Shared Firm Intellectual Property
Schedule 1.173	U.S. Government Bodies
Schedule 2.02(b)(iii)	Shared Properties
Schedule 2.04(d)	U.S. Shadow Stock Holders
Schedule 4.09(a)	Core Company Services
Schedule 4.09(b)	Non-Governmental and Not For Profit Clients Eligible to be Clients of Newco and/or the Company

SPIN OFF AGREEMENT
          SPIN OFF AGREEMENT (this “Agreement”), dated as of May 15, 2008, by and among Booz Allen Hamilton Inc., a Delaware corporation (the “Company”), Booz & Company Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Newco LLC”), Booz & Company Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Newco”), Booz & Company Intermediate I Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Newco 2”), and Booz & Company Intermediate II Inc., a Delaware corporation and a wholly owned subsidiary of Newco 2 (“Newco 3” and together with the Company, Newco LLC, Newco and Newco 2, each, a “Party” and together, the “Parties”). All capitalized terms used herein shall have the meanings set forth in Article I.
          WHEREAS, as of the date of this Agreement, the Company is engaged in (i) the U.S. Government Business, directly and indirectly through ASE, Inc., a Delaware corporation, Booz Allen Transportation, Inc., a New York corporation, Aestix, Inc., a Delaware corporation, Aestix (UK) Ltd., a company organized in the United Kingdom, Booz Allen & Hamilton Uruguay Sociedad Civil, a company organized in Uruguay, PAR Technology de Venezuela, S.R.L., a company organized in Venezuela, Applied Research de Venezuela, S.R.L., a company organized in Venezuela, and Business Operations Research de Venezuela S.R.L., a company organized in Venezuela (together with ASE, Inc., Booz Allen Transportation, Inc., Aestix, Inc., Aestix (UK) Ltd., Booz Allen & Hamilton Uruguay Sociedad Civil, PAR Technology de Venezuela, S.R.L. and Applied Research de Venezuela, S.R.L., the “U.S. Government Subsidiaries”), and (ii) the businesses of the Company and its Subsidiaries other than the U.S. Government Business (the “Other Businesses”), directly and indirectly through its Subsidiaries other than the U.S. Government Subsidiaries (the “Other Subsidiaries”);
          WHEREAS, the Company has entered into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, with Explorer Holding Corporation, a Delaware corporation (“Buyer Parent”), Explorer Investor Corporation, a Delaware corporation (“Buyer”), Explorer Merger Sub Corporation, a Delaware corporation (“Merger Sub”), and Newco, pursuant to which Buyer shall acquire the U.S. Government Business through the merger of Merger Sub with and into the Company (the “Merger”);
          WHEREAS, as a condition precedent to the Closing (as defined in the Merger Agreement), the Company is required to separate the Other Businesses from the Company;
          WHEREAS, the Company has caused Newco, Newco 2, Newco 3 and Newco LLC to be organized as its direct and indirect wholly owned subsidiaries in order to effect such separation;
          WHEREAS, the board of directors or equivalent body of each of the Parties has determined that it would be appropriate and desirable for such Party to consummate the Contribution (as defined herein) and the Sale (as defined herein), as applicable, pursuant to which the Company will contribute and transfer to Newco LLC, and Newco LLC will receive and assume, certain of the assets, properties, rights and interests of the Company (including the Equity Interests (as defined herein) in the Other Subsidiaries (other than Newco, Newco 2, Newco 3, Newco LLC, Booz Allen Hamilton AB, a Swedish company and a wholly owned subsidiary of the Company (“BAH Sweden”), and Booz Allen Strategy Partners, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“BASP”)), and certain of the liabilities of the Company, and the Company will thereafter sell all of the Equity Interests in Newco LLC, BAH Sweden and BASP to Newco 3, all on the terms set forth in this Agreement;
          WHEREAS, following the Contribution and the Sale, the Company, pursuant to the Merger Agreement and this Agreement, shall distribute to the shareholders of the Company all of the outstanding common stock of Newco (the “Spin Off”);
          WHEREAS, immediately following the Spin Off, the Merger shall be consummated upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Delaware General Corporation Law; and
          WHEREAS, the Parties intend this Agreement, including the Exhibits and Schedules hereto, to set forth the arrangements between them regarding the separation of the Other Businesses from the Company, the Contribution, the Sale and the Spin Off.
          NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the Parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
          As used in this Agreement, the following terms shall have the following meanings:
          1.01 “Accounting Firm” has the meaning set forth in Section 2.03(e).
          1.02 “Action” means any dispute, controversy, claim, action, litigation, suit, cause of action, arbitration, mediation, or any proceeding by or before any mediator or Governmental Entity, or any investigation, subpoena, or demand preliminary to any of the foregoing.
          1.03 “Action Notice” has the meaning set forth in Section 6.04(a).
          1.04 “Additional Cash Transfer” has the meaning set forth in Section 2.03(b).
          1.05 “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such first Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          1.06 “Agreed Value” has the meaning set forth in Section 5.06(a).
          1.07 “Agreement” has the meaning set forth in the preamble.
          1.08 “Ancillary Agreements” means, collectively, (a) the Transition Services Agreements; (b) the Employee Matters Agreement; (c) the Collaboration Agreements; (d) the Branding Agreement; (e) the Intellectual Property Agreement; (f) the Trademark License Agreements; (g) the Warrants; and (h) all other documents required to be delivered on or prior to the Closing Date by any Party pursuant to Sections 2.02(b), 2.02(c) and 2.05 of this Agreement.
          1.09 “Approved Commercial Entity” means a Person in the United States (other than a U.S. Government Body) that both (a) has annual revenues of less than $3,000,000,000 (during the immediately preceding fiscal year) and (b) has not been a paying client of the Company or its Subsidiaries during the three year period preceding the Closing.
          1.10 “Assumed Contracts” means those purchase orders, contracts, agreements and other obligations (a) primarily used or held for use in the Other Businesses as of the Closing (other than as set forth on Schedule 1.61(b)), (b) set forth on Schedule 1.10(b), (c) other than this Agreement, the Ancillary Agreements and those contracts set forth on Schedule 1.10(c), of the Company or any of the U.S. Government Subsidiaries, on the one hand, with Newco or any of the Other Subsidiaries, on the other hand or (d) with respect to those Pre-Closing Newco Projects and Pre-Closing Newco Project Extensions contemplated by Section 4.09(a).
          1.11 “Assumed Liabilities” means the following liabilities and obligations:
     (a) all liabilities and obligations (other than Income Taxes and Transactional Taxes), whether arising before, on or after the Closing Date, of the Company and its Subsidiaries, whether known or unknown, accrued or contingent, direct or indirect, to the extent arising from (x) the Other Businesses or the operation thereof, including any client projects of the Other Businesses, or (y) the ownership or operation of any of the Other Business Assets;
     (b) 70% of any Other Liabilities;
     (c) all liabilities and obligations of Newco and the Other Subsidiaries under the Assumed Contracts, this Agreement, the Ancillary Agreements or the Merger Agreement;
     (d) all liabilities, obligations and commitments (i) expressly assumed or agreed to be performed by Newco or any of the Other Subsidiaries under Section 4.07 or the Employee Matters Agreement or (ii) arising out of the employment of, work performed by, or other activities of, the Newco Employees, whether arising prior to, on or after the Closing Date;
     (e) all liabilities and obligations set forth on Schedule 1.11(e);
     (f) all Supplemental Retirement Liabilities;

     (g) all liabilities, obligations and commitments arising out of the employment of, work performed by, or other activities of, the individuals set forth on Schedule 1.11(g), whether arising prior to, on or after the Closing Date;
     (h) all Restructuring Liabilities;
     (i) all Other Taxes arising out of or related to the Other Businesses or the Other Business Assets, except for Transactional Taxes;
     (j) all Income Taxes arising out of or related to the Other Businesses or the Other Business Assets (i) in the case of U.S. federal, state or local Income Taxes, to the extent attributable to tax periods or portions thereof beginning after the Closing Date and (ii) in the case of non-U.S. Income Taxes, to the extent attributable to any tax period;
     (k) all liabilities, obligations and commitments under the Assumed Plans, whether arising prior to, on or after the Closing Date;
     (l) all liabilities for Indebtedness (as defined in the Merger Agreement) (i) incurred in connection with the Commercial Restructuring (which, for the avoidance of doubt, shall not include the Spin Off Indebtedness), (ii) in the case of clauses (iii)-(vi) of such definition, to the extent related to an Other Business Asset or the Other Businesses, (iii) arising out of or related to the DCRIP Facility (as defined in the Merger Agreement), and (iv) arising out of the Letter of Guarantee of Newco and the Assignment, Assumption and Release Agreement (including the guarantee and other liabilities and obligations of the Company assumed by Newco pursuant thereto), in each case attached as Exhibit H to the Merger Agreement and to be executed and delivered pursuant to Section 9.3(f) of the Merger Agreement;
     (m) all Newco Bonus Liabilities; and
     (n) all Transition Restructuring Costs of Newco and the Other Subsidiaries.
          1.12 “Assumed Plans” means any Company Plan maintained for the benefit of current or former Newco Employees, in each case as set forth in Schedule 1.12.
          1.13 “BAH Sweden” has the meaning set forth in the Recitals.
          1.14 “BASP” has the meaning set forth in the Recitals.
          1.15 “Bonus Liabilities” means all liabilities (including fringe benefits and Taxes) at the Closing with respect to the payment of bonuses to the employees of the Company (including to Commercial Partners and individuals that following the Closing will be Newco Employees), except for Newco Bonus Liabilities.
          1.16 “Books and Records” means, with respect to any Person, all books, records, ledgers, files and other documents, pertaining to the operation of such Person.

          1.17 “Branding Agreement” means the agreement, in the form attached hereto as Exhibit A, between Newco and the Company, to be executed as of the Closing Date, licensing certain “Booz” Trademarks to Newco.
          1.18 “Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.
          1.19 “Buyer” has the meaning set forth in the Recitals.
          1.20 “Buyer Entities” means (i) Carlyle Investment Management, LLC, (ii) any private equity funds managed by Carlyle Investment Management, LLC and (iii) any Person of which Carlyle Investment Management, LLC or any fund or funds managed by Carlyle Investment Management, LLC beneficially owns (within the meaning of the Exchange Act) at least 35% of the outstanding voting power. Any Person in the prior sentence who ceases to be a “Buyer Entity” shall continue to be a “Buyer Entity” for purposes of this Agreement for so long as the relevant purchase order, contract, agreement or other obligation (or any renewal or extension thereof) remains in force and effect (but only with respect to such purchase order, contract, agreement or other obligation or renewal or extension thereof).
          1.21 “Buyer Parent” has the meaning set forth in the Recitals.
          1.22 “Change of Control” means any transaction, including any transaction consummated in multiple steps (whether by merger, consolidation or similar transaction or sale or transfer of voting shares, capital stock, assets or otherwise), as a result of which a Person, whether alone or together with such Person’s Affiliates or as part of a “group” (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that is not an Affiliate of another Person obtains beneficial ownership (within the meaning of the Exchange Act), directly or indirectly, (i) of shares or other capital stock which represent more than 50% of the total voting power of such other Person (or the Person surviving such transaction, as applicable), on a fully diluted basis, or (ii) of all or substantially all of the assets of such other Person. Notwithstanding anything to the contrary in this Section 1.22, none of the following transactions shall be deemed to constitute a “Change of Control”: (a) any transaction involving the sale, issuance, purchase, redemption or repurchase of securities by, to or for the account of any employee benefit plan (or related trust) sponsored or maintained by the applicable Person or any employee stock ownership plan maintained by the applicable Person or any of its Affiliates; and (b) any stock repurchase or buy-back program conducted by the applicable Person or any of its Affiliates, from time to time.
          1.23 “Class A Non-Voting Common Stock” means the Class A Non-Voting Common Stock, par value $0.25 per share, of the Company.
          1.24 “Class B Common Stock” means the Class B Common Stock, par value $0.25 per share, of the Company.
          1.25 “Class B Non-Voting Common Stock” means the Class B Non-Voting Common Stock, par value $0.25 per share, of the Company.

          1.26 “Client-Related Receivables” means any accounts receivable or other rights to payment owed by the Company or a U.S. Government Subsidiary to Newco or an Other Subsidiary, or by Newco or an Other Subsidiary to the Company or a U.S. Government Subsidiary, arising out of services or products sold to third parties.
          1.27 “Closing” means the closing of the Spin Off in accordance with the terms and conditions as set forth in the Merger Agreement and this Agreement.
          1.28 “Closing Date” means the date on which the Closing occurs, as provided in the Merger Agreement.
          1.29 “Closing Date NAV” means an amount (which may be a positive or negative number) equal to (x) the value of the Other Business Assets less (y) the value of the Assumed Liabilities, in each case as of the Closing Date prior to giving effect to the Additional Cash Transfer and determined in accordance with GAAP, consistent with the accounting principles and practices applied in the preparation of the sample Closing Date NAV (which has been prepared in a manner consistent with the accounting principles and practices applied in the preparation of the audited consolidated financial statements of the Company for the years ended March 31, 2006 and 2007), which is attached hereto as Exhibit B; provided, however, that the sample Closing Date NAV attached hereto as Exhibit B does not include the assets and liabilities related to the Company’s business of providing services and products to aerospace and defense clients that are not U.S. Government Bodies, which assets and liabilities shall be included in Closing Date NAV.
          1.30 “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          1.31 “Collaboration Agreements” means the agreements, in the forms attached hereto as Exhibit C, between Newco and the Company, to be executed as of the Closing Date, relating to the collaboration between the Company and Newco with respect to certain customers of the Other Businesses and the U.S. Government Business, as applicable.
          1.32 “Co-Marketing Customer” has the meaning set forth in Section 4.09(f)(iii).
          1.33 “Commercial Acquired Company” has the meaning set forth in Section 4.09(b).
          1.34 “Commercial Partners” means those Persons set forth on Schedule 1.34.
          1.35 “Commercial Restructuring” means the actions taken in connection with the restructuring of the Other Businesses in connection with and prior to the Spin Off, including the actions set forth in Steps 1 — 4 on Exhibit D; retirement or termination of certain Commercial Partners or staff of the Other Businesses; terminating or restructuring operations of the Other Businesses; any funding of retirement plans (including, but not limited to, the German defined benefit pension plans); terminating or amending leases; rationalizing overhead; acquiring, building and redesigning infrastructure; recapitalizing and/or otherwise restructuring the Other Subsidiaries (including by way of forming new Subsidiaries, making entity tax classification elections or other tax elections, incurring third-party or intercompany debt or transferring Other

Business Assets held by and Assumed Liabilities of the Company or such Other Subsidiaries to Newco LLC or different Other Subsidiaries); and any other actions taken pursuant to Section 2.01(c).
          1.36 “Common Stock” means the Common Stock, par value $0.25 per share, of the Company.
          1.37 “Company” has the meaning set forth in the preamble. As used herein, references to the Company shall be deemed to include the Surviving Corporation (as defined in the Merger Agreement) after consummation of the Merger.
          1.38 “Company Competitor” means the Persons set forth on Schedule 1.38 and any Subsidiaries of any such Persons and the Prohibited Successors of any of the foregoing.
          1.39 “Company Employee” has the meaning set forth in Article IX of the Employee Matters Agreement.
          1.40 “Company Excepted Services” has the meaning set forth in Section 4.09(b).
          1.41 “Company Guarantees” has the meaning set forth in Section 4.08.
          1.42 “Company Indemnified Parties” means the Company, the U.S. Government Subsidiaries and each of their respective Affiliates and each of the respective officers, directors, employees, agents, advisers and representatives of any of the foregoing and each of the heirs, executors, successors and assigns of any of the foregoing.
          1.43 “Company Intellectual Property” means (a) the Intellectual Property owned by the Company or any of its Subsidiaries and primarily used or held for use in the U.S. Government Business as of the Closing Date and (b) the Licensed Marks (as defined in the Branding Agreement), together with (i) all rights to use such Intellectual Property and all other rights in, to, and under such Intellectual Property, (ii) all drawings, records, books, electronic or tangible embodiments or other indicia, however evidenced, of such Intellectual Property, (iii) the right to sue or otherwise recover for past, present and future infringement, misappropriation, dilution or other violation or impairment of such Intellectual Property, and (iv) all proceeds of such Intellectual Property, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable.
          1.44 “Company Plans” has the meaning set forth in Article IX of the Employee Matters Agreement.
          1.45 “Company Services” means (i) the provision or sale of any consulting services, either management or technical, whether as a prime contractor or a subcontractor, or any related products to any U.S. Government Body; (ii) Foreign Government Projects (provided that, to the extent permitted by applicable law and the terms of the applicable client engagements, the Company agrees to notify the general counsel of Newco by email, and will use its commercially reasonable efforts to provide such notice at least three (3) Business Days in advance, regarding any Foreign Government Projects involving the performance of services or the provision of products in the Newco Covered Territories to be entered into subsequent to the Closing Date); (iii) International Defense Projects; (iv) World Bank Engagements; provided, however, that, for the avoidance of doubt, Company Services shall not include World Bank Funded Engagements, which shall be deemed to be part of the Newco Services; (v) Cybersecurity Services; provided, however, that, to the extent permitted by applicable law and the terms of the applicable client engagements, the Company shall respond to inquiries as to whether the Company provides Cybersecurity Services to a given list of Persons upon Newco’s request (but not more than four (4) times during any 12-month period); (vi) the provision or sale of any consulting services, either management or technical, whether as a prime contractor or a subcontractor, or any related products to any non-governmental or not-for-profit organization set forth on Schedule 1.45; and (vii) the provision or sale of any consulting services, either management or technical, in each case, whether as a prime contractor or a subcontractor, or any related products, as part of engagements of a classified nature anywhere in the world related to U.S. national security at the request of or directly or indirectly funded by (A) the U.S. Office of the Director of National Intelligence or a subordinate entity reporting to the U.S. Director of National Intelligence or (B) the U.S. Department of Defense; provided that, in the case of clause (vii), (1) the opportunity for any such engagement was originated by a U.S. Government Body and (2) to the extent permitted by the nature of such engagement, by applicable law and by the terms of the applicable client engagements, the Company agrees to provide Newco with notice of such engagement, if such engagement involves the performance of services or the provision of products in the Newco Covered Territories other than the United States. Notwithstanding anything to the contrary in this Section 1.45, the Company agrees that no proactive marketing of products and services by the Company or its Subsidiaries in any foreign country shall be permitted during the Restricted Period except in connection with (u) the provision of services and products, as contemplated by Section 4.09(f), (v) the provision or sale of Company Services, whether as a prime contractor or a subcontractor, or any related products to any U.S. Government Body, (w) the provision or sale of any consulting services, either management or technical, whether as a prime contractor or a subcontractor, or any related products to any Buyer Entity, (x) Foreign Government Projects, (y) International Defense Projects or (z) World Bank Engagements.
          1.46 “Confidential Information” has the meaning set forth in Section 4.06.
          1.47 “Contribution” has the meaning set forth in Section 2.02(a).
          1.48 “Copyrights” has the meaning set forth in Section 1.88.
          1.49 “Core Company Services” has the meaning set forth in Section 4.09(a).
          1.50 “Cybersecurity Services” means the provision or sale of services or products, whether as a prime contractor or a subcontractor, to entities that are not U.S. Government Bodies for the protection, defense and safeguarding of information systems, computers, networks of information technology infrastructures (including, but not limited to, the Internet), and the information and data contained therein, including, but not limited to, services or products related to disaster recovery and information systems resilience, cryptography, public key management, biometrics, wireless security, web-based security, penetration testing and Common Criteria Testing and Evaluation.

          1.51 “DDTC” has the meaning set forth in Section 4.11(a).
          1.52 “Directly Assigned Other Business Assets” has the meaning set forth in Section 2.02(a).
          1.53 “Directly Assumed Liabilities” has the meaning set forth in Section 2.02(a).
          1.54 “Dual Consolidated Loss” means any dual consolidated loss existing as of the Closing Date of the Company or its Subsidiaries within the meaning of Section 1503 of the Code and the Treasury Regulations promulgated thereunder.
          1.55 “Employee Matters Agreement” has the meaning set forth in Section 4.07(b).
          1.56 “Encumbrances” means all liens, encumbrances, security interests, pledges, mortgages, deeds of trusts, charges, options, restrictions on transfer of title or voting, rights-of-way, easements, rights to occupy of any kind, rights of first refusal or offer, encroachments, building or use restrictions, conditional sales agreements, licenses or any adverse claims of any nature whatsoever.
          1.57 “Equipment” means all equipment, fixtures, physical facilities, machinery, furniture, computers, inventory, spare parts, supplies, tools and other tangible personal property.
          1.58 “Equity Interest” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock or other equity interests (including partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), whether outstanding on the date hereof or issued after the date hereof.
          1.59 “Estimated NAV Transfer Amount” has the meaning set forth in Section 2.03(b).
          1.60 “Exchange Act” has the meaning set forth in Section 1.22.
          1.61 “Excluded Assets” means the following assets, properties, rights and interests as of the Closing of the Company and the entities that were its Subsidiaries immediately prior to the Spin Off, wherever situated:
     (a) all Books and Records primarily used or held for use in the U.S. Government Business, and copies of all Other Books and Records;
     (b) those purchase orders, contracts, agreements and other obligations (i) primarily used or held for use in the U.S. Government Business as of the Closing (other than as set forth on Schedule 1.10(b)), (ii) set forth on Schedule 1.61(b) or (iii) with respect to those Pre-Closing Company Projects and Pre-Closing Company Project Extensions contemplated by Section 4.09(b);
     (c) all Equipment primarily used or held for use in the U.S. Government Business, which, for the avoidance of doubt, shall include any Equipment primarily used or held for use in the U.S. Government Business prior to the Closing in any facilities to be leased or licensed from Newco or any Other Subsidiaries to the Company or any U.S. Government Subsidiaries following the Closing;
     (d) all Company Intellectual Property, including without limitation, the Patents, Copyrights and Trademarks set forth on Schedule 1.61(d);
     (e) an undivided one-half ownership interest in the Shared Firm Intellectual Property;
     (f) goodwill primarily generated by or primarily associated with the U.S. Government Business, but not otherwise specifically identified herein;
     (g) all Real Property primarily used or held for use in the U.S. Government Business, as specified on Schedule 1.142;
     (h) all Inventory primarily used or held for use in the U.S. Government Business;
     (i) all Permits primarily used or held for use in the U.S. Government Business;
     (j) all rights of the Company and the U.S. Government Subsidiaries under this Agreement, the Ancillary Agreements and the Merger Agreement;
     (k) all prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items to the extent arising primarily out of the operation of the U.S. Government Business;
     (l) all accounts receivable and other rights to payment to the extent arising primarily out of the operation of the U.S. Government Business and all Client-Related Receivables owed by Newco or any Other Subsidiary to the Company or any U.S. Government Subsidiary;
     (m) all receivables and other rights to payment of Newco or the Other Subsidiaries owed by the Company or the U.S. Government Subsidiaries (other than Client-Related Receivables), including, without limitation, pursuant to any intercompany debt;
     (n) all shares of stock and other Equity Interests in the U.S. Government Subsidiaries;

     (o) all assets, including but not limited to funding, trusts, insurance coverage and data and other property in any form or medium maintained under, set aside with respect to, or otherwise relating to the Company Plans maintained for the benefit of current or former Company Employees and the rights of each Company Plan;
     (p) except for the Other Business Assets, all assets, properties, rights and interests, wherever situated, (i) of Newco and the Other Subsidiaries primarily used or held for use in the U.S. Government Business as of the Closing and (ii) of the Company and the U.S. Government Subsidiaries;
     (q) 30% of the Minority Investments;
     (r) except with respect to the Additional Cash Transfer, all cash and cash equivalents on hand in bank accounts, or otherwise located, within the United States;
     (s) the assets listed on Schedule 1.61(s); and
     (t) all Actions, rights, claims and credits to the extent relating to any of the foregoing or any Excluded Liability, including all rights to indemnification to the extent arising out of the operation of the U.S. Government Businesses.
          1.62 “Excluded Liabilities” means the following liabilities and obligations:
     (a) all Income Taxes of the Company and its Subsidiaries (other than Income Taxes that are Assumed Liabilities) and all Transactional Taxes;
     (b) [Intentionally Omitted];
     (c) all liabilities and obligations (including Other Taxes), whether arising before, on or after the Closing Date, of the Company and its Subsidiaries, whether known or unknown, accrued or contingent, direct or indirect, to the extent arising from (x) the U.S. Government Business or the operation thereof, including any client projects of the U.S. Government Business, or (y) the ownership or operation of any of the Excluded Assets;
     (d) 30% of any Other Liabilities;
     (e) all liabilities and obligations of the Company or the U.S. Government Subsidiaries under the purchase orders, contracts, agreements and other obligations referred to in Section 1.61(b), this Agreement, the Ancillary Agreements or the Merger Agreement;
     (f) all liabilities, obligations and commitments (i) expressly retained or agreed to be performed by the Company or any of the U.S. Government Subsidiaries with respect to (x) Company Employees or the U.S. Government Business under Section 4.07 or (y) Company Employees under the Employee Matters Agreement and Newco Employees under Section 4.1 of the Employee Matters Agreement or (ii) arising out of the employment of, work performed by, or other activities of, the Company Employees, whether arising prior to, on or after the Closing Date;
     (g) all Bonus Liabilities;
     (h) all liabilities, obligations and commitments arising out of the employment of, work performed by, or other activities of, the individuals set forth on Schedule 1.62(h), whether arising prior to, on or after the Closing Date;
     (i) all liabilities for Indebtedness (as defined in the Merger Agreement, but (x) in the case of clauses (iii)-(vi) of such definition, only to the extent related to an Excluded Asset or the U.S. Government Business and (y) in the case of clauses (vii) and (viii) of such definition, subject to Section 4.08 hereof), including, without limitation, the Spin Off Indebtedness;
     (j) all liabilities and obligations set forth on Schedule 1.62(j); and
     (k) all Transition Restructuring Costs of the Company and the U.S. Government Subsidiaries.
          1.63 “Export Controlled Information” has the meaning set forth in Section 4.11(b).
          1.64 “Federal Supply Schedule Contracts” means contracts with the U.S. General Services Administration as described in the Federal Acquisition Regulations.
          1.65 “Final Allocation” has the meaning set forth in Section 5.07(b).
          1.66 “Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local tax law.
          1.67 “Final NAV Transfer Amount” has the meaning set forth in Section 2.03(f).
          1.68 “Foreign Government Projects” means the provision or sale of consulting services, whether as a prime contractor or a subcontractor, either management or technical, or any related products (1) pursuant to contracts with the U.S. federal government or (2) in connection with projects where the funds were provided by U.S. federal government financing, which, in the case of either clause (1) or (2), benefits foreign Governmental Entities, including but not limited to Foreign Military Financing Projects and Foreign Military Sales Projects.
          1.69 “Foreign Military Financing Projects” means the provision or sale of military or defense-related services or products, whether as a prime contractor or a subcontractor, to foreign Governmental Entities pursuant to agreements with such foreign Governmental Entities where the consideration to purchase such services or products comes from funds that were provided by U.S. federal government financing.

          1.70 “Foreign Military Sales Projects” means the provision of military or defense-related services or products, whether as a prime contractor or a subcontractor, to foreign Governmental Entities pursuant to agreements with the U.S. federal government.
          1.71 “Former CFC” has the meaning set forth in Section 4.12(b).
          1.72 “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
          1.73 “Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any Person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state, provincial, local or other.
          1.74 “Government Buy-Back” has the meaning set forth in Section 2.04(b).
          1.75 “Government Buy-Back Consideration” has the meaning set forth in Section 2.04(b).
          1.76 “Government Buy-Back Price” means a per share amount equal to (x) the Target NAV divided by (y) the aggregate number of shares of Newco Common Stock, Newco Non-Voting Common Stock and shadow stock units in Newco (including the shares held by Newco to be issued to the U.S. Shadow Stock Holders on or about January 2, 2009 in accordance with Section 2.04(d)) outstanding immediately prior to the Government Buy-Back.
          1.77 “Government Shareholder” has the meaning set forth in Section 2.04(b).
          1.78 “Government Shareholder Representative” has the meaning set forth in Section 2.03(i).
          1.79 “GSA Cap” means $40,000,000.
          1.80 “GSA Compliant” means having labor rates and content sufficient to (a) support the capabilities of the Company and reasonableness of the prices offered by the Company under, and (b) maintain and compete for, in each case, Federal Supply Schedule Contracts at labor rates consistent with past practices as adjusted for annual and other increases.
          1.81 “GSA Required Engagements” means the provision of services or products, whether as a prime contractor or a subcontractor, to Approved Commercial Entities or Co-Marketing Customers in such amounts, which, when taken together with the revenues generated in the United States from (i) any GSA Compliant services and products provided to the non-governmental and not-for-profit organizations set forth on Schedules 1.45 and 4.09(b), (ii) any GSA Compliant services or products provided in the United States to non-U.S. Government Bodies for which Newco or one of its Subsidiaries is a prime contractor and the Company is a subcontractor to Newco or one of its Subsidiaries (or a similar contractual relationship exists), (iii) any GSA Compliant services or products provided in the United States to non-U.S. Government Bodies for which the Company or one of its Subsidiaries is a prime contractor and Newco is a subcontractor to the Company or one of its Subsidiaries (or a similar contractual relationship exists) and (iv) any GSA Compliant services or products provided in the United States pursuant to Pre-Closing Company Projects, Pre-Closing Company Project Extensions and Pre-Closing Newco Project Extensions, but (x) in each case, only to the extent of the revenues that inure to the Company or its Subsidiaries (e.g., net of payments to sub-contractors or other third parties), and (y) for the avoidance of doubt, not including revenues generated from (A) Cybersecurity Services, (B) services and products provided to any Buyer Entities, (C) non-GSA Compliant services and products provided to the non-governmental and not-for-profit organizations set forth on Schedule 1.45 or 4.09(b), Approved Commercial Entities or Co-Marketing Customers, (D) International Defense Projects, (E) World Bank Engagements and (F) products and services provided by Commercial Acquired Companies, shall not exceed either (1) an amount equal to three (3) times the GSA Cap during the Restricted Period or (2) an amount equal to the GSA Cap plus $10,000,000 during each year (measured from the Closing Date) in the Restricted Period; provided, however, that (X) if the General Services Administration or any other relevant U.S. Government Body advises the Company that the Company and its Subsidiaries must have more than $40,000,000 per annum of revenues from non-U.S. Government Bodies to (a) support the capabilities of the Company and reasonableness of the prices offered by the Company under or (b) maintain and compete for, in each case, Federal Supply Schedule Contracts at labor rates consistent with past practices as adjusted for annual and other increases, then the GSA Cap shall be increased to 110% of the amount required by such U.S. Government Body (as set forth in a written notice, if any, from the General Services Administration or other relevant U.S. Government Body or a written certification from an officer of the Company to Newco if such written notice is not available) and (Y) the Steering Committee by vote of a majority of its members may increase the GSA Cap, in its discretion.
          1.82 “Income Taxes” means any net income, net profits or similar Taxes measured by or based on net income.
          1.83 “Indemnified Party” has the meaning set forth in Section 6.04(a).
          1.84 “Indemnifying Party” has the meaning set forth in Section 6.04(a).
          1.85 “Initial Newco Board Members” means those Commercial Partners set forth on Schedule 1.85.
          1.86 “Initial Newco CEO” means the chief executive officer of Newco at the time of the Spin Off as appointed by the Newco Board in accordance with Section 2.01(b).
          1.87 “Initial Newco Officers” means the Initial Newco CEO and those other officers appointed to serve as officers of Newco at the time of Spin Off by the Newco Board in accordance with Section 2.01(b).
          1.88 “Intellectual Property” means (i) all trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor and all extensions and renewals thereof, and all goodwill of the business connected with the use of and symbolized by the foregoing (“Trademarks”); (ii) all copyrights and copyrightable subject matter, whether registered or unregistered, software, mask works, industrial designs, protected designs, and other rights of authorship, and all applications and registrations therefor and all extensions and renewals thereof (“Copyrights”); (iii) all patents, patent applications, patent disclosures, invention disclosures and other rights of invention worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing) (“Patents”); (iv) all technical information, know-how, inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, trade secrets and lists of suppliers, vendors, customers, distributors and business partners; and all data; (v) all proprietary or confidential information; and (vi) any other similar proprietary, intellectual property and other rights anywhere in the world.
          1.89 “Intellectual Property Agreement” means the agreement, in the form attached hereto as Exhibit E, between Newco and the Company, to be executed as of the Closing Date, licensing to the Company certain Newco Intellectual Property (other than Trademarks and Patents) and licensing to Newco certain Company Intellectual Property (other than Trademarks and Patents).
          1.90 “Interim Newco Board Members” means those members of the Newco Board as of the date hereof and/or prior to the appointment of the Initial Newco Board Members to the Newco Board.
          1.91 “International Defense Projects” means engagements with international defense or security organizations in which the United States is a member, whether as a prime contractor or a subcontractor, including, for example, the North Atlantic Treaty Organization, the North American Air Defense Command and the Australia, New Zealand, United States Security Treaty organization.
          1.92 “Inventory” means, wherever situated, all maintenance supplies, spare parts, raw materials, finished products, goods-in-process, and office, packaging and other supplies as of the Closing, and including without limitation all such items located on the Real Property.
          1.93 “Losses” means any and all liabilities and obligations, losses, damages, judgments, settlements, awards, costs and expenses (including reasonable expenses of investigation, enforcement, and collection and reasonable fees and expenses of counsel, consultants, experts and other professional fees) whether or not involving a Third Party Action, including diminution in value of a business; provided that Losses shall not include (i) any punitive or exemplary damages, other than any such damages awarded against the applicable Indemnified Party to any Third Party in a proceeding subject to a Third Party Action or (ii) any diminution in the value of a business to the extent resulting from the delay of the Closing.
          1.94 “Merger” has the meaning set forth in the Recitals.
          1.95 “Merger Agreement” has the meaning set forth in the Recitals.
          1.96 “Merger Sub” has the meaning set forth in the Recitals.

          1.97 “Minority Investments” means the Equity Interests held by the Company or any of its Subsidiaries in any Person that is not a direct or indirect subsidiary of the Company.
          1.98 “NAV Transfer Amount” means an amount, which may be a positive or negative number, equal to Target NAV less Closing Date NAV.
          1.99 “New Domestic Use Agreement” means an agreement that meets all the requirements described in Treasury Regulation Section 1.1503(d)-6(f)(2)(iii).
          1.100 “Newco” has the meaning set forth in the preamble.
          1.101 “Newco 2” has the meaning set forth in the preamble.
          1.102 “Newco 3” has the meaning set forth in the preamble.
          1.103 “Newco Board” means the Board of Directors of Newco.
          1.104 “Newco Bonus Liabilities” means all liabilities (including fringe benefits and Taxes) at the Closing with respect to the payment of bonuses to the Commercial Partners and individuals that following Closing will be Newco Employees, in each case, solely in respect of the period from April 1, 2008 through the Closing Date.
          1.105 “Newco Common Stock” means the Class A Common Stock, par value $.01 per share, of Newco, which shall have the powers, designations and preferences, the relative and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Newco Organizational Documents in effect from time to time.
          1.106 “Newco Competitor” means (i) Accenture Ltd., AlixPartners, Aon Corporation, Arthur D. Little, Inc., A.T. Kearney, Inc., Bain & Company, BDO International, Bearing Point, Inc., The Boston Consulting Group, Inc., The Capgemini Group, Celerant Consulting Holdings Limited, Computer Sciences Corporation, CRA International, Inc., Deloitte Consulting LLP, Diamond Management & Technology Consultants, Inc., Ernst & Young LLP, Fujitsu Limited, Grant Thornton LLP, Hewitt Associates, Inc., Huron Consulting Group, Integrated Finance Limited, International Business Machines Corporation, KPMG LLP, L.E.K. Consulting LLP, Management Consulting Group PLC, Marakon Associates, McKinsey & Company, Mercer Delta Consulting, Monitor Group, Navigant Consulting, Inc., NTT Data Corporation, Oliver Wyman Group, PA Consulting Group, PricewaterhouseCoopers LLP, PRTM, Trinsom Group, Roland Berger Strategy Consultants, Towers Perrin and Watson Wyatt Worldwide, Inc., (ii) any Subsidiary of any Person identified in clause (i) of this definition and (iii) the Prohibited Successors of any of the foregoing.
          1.107 “Newco Covered Territories” means Abu Dhabi, Albania, Algeria, Andorra, Argentina, Austria, Australia, Azerbaijan, Bahamas, Bahrain, Belarus, Belgium, Bermuda, Bosnia, Brazil, Brunei, Bulgaria, Canada, Cayman Islands, Chile, China, Colombia, Croatia, Czech Republic, Denmark, Dubai, Egypt, Finland, France, Faroe Islands, Germany, Gibraltar, Greece, Herzegovenia, Holland, Hong Kong, Hungary, Iceland, India, Indonesia, Ireland, Israel, Italy, Japan, Jordan, Kazakhstan, Kuwait, Latvia, Lebanon, Libya, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malaysia, Mexico, Moldavia, Monaco, Mongolia,

Morocco, New Zealand, Nigeria, Norway, Oman, Pakistan, Peru, Philippines, Portugal, Poland, Qatar, Romania, Russia, San Marino, Saudi Arabia, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain, Sri Lanka, Switzerland, Sweden, Syria, Taiwan, Thailand, Tunisia, Turkey, United Arab Emirates, United Kingdom, United States, Ukraine, Vatican City, Venezuela and Vietnam.
          1.108 “Newco Employees” has the meaning set forth in Article IX of the Employee Matters Agreement.
          1.109 “Newco Indemnified Parties” means Newco, the Other Subsidiaries and each of their respective Affiliates and each of the respective officers, directors, employees, agents, advisers and representatives of any of the foregoing and each of the heirs, executors, successors and assigns of any of the foregoing.
          1.110 “Newco Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries and primarily used or held for use in the Other Businesses as of the Closing Date (other than the Licensed Marks (as defined in the Branding Agreement)), together with (i) all rights to use such Intellectual Property and all other rights in, to, and under such Intellectual Property, (ii) all drawings, records, books, electronic or tangible embodiments or other indicia, however evidenced, of such Intellectual Property, (iii) the right to sue or otherwise recover for past, present and future infringement, misappropriation, dilution or other violation or impairment of such Intellectual Property, and (iv) all proceeds of such Intellectual Property, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable.
          1.111 “Newco LLC” has the meaning set forth in the preamble.
          1.112 “Newco Non-Voting Common Stock” means the Class B Non-Voting Common Stock, par value $.01 per share, of Newco, which shall have the powers, designations and preferences, the relative and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Newco Organizational Documents in effect from time to time.
          1.113 “Newco Organizational Documents” means the Certificate of Incorporation of Newco and the By-Laws of Newco, in each case as in effect from time to time.
          1.114 “Newco Services” has the meaning set forth in Section 4.09(b).
          1.115 “Newco Statement” has the meaning set forth in Section 2.03(c).
          1.116 “Notice of Dispute” has the meaning set forth in Section 2.03(d).
          1.117 “Original Elector Statement” means a statement that meets all the requirements described in Treasury Regulation Section 1.1503(d)-6(f)(2)(iii)(B).
          1.118 “Other Books and Records” means all Books and Records that are not primarily used or held for use in either the U.S. Government Business or the Other Businesses.

          1.119 “Other Business Assets” means the following assets, properties, rights and interests as of the Closing of the Company and the entities that were its Subsidiaries immediately prior to the Spin Off, wherever situated:
     (a) all Books and Records primarily used or held for use in the Other Businesses, and copies of all Other Books and Records;
     (b) the Assumed Contracts;
     (c) all Equipment primarily used or held for use in the Other Businesses or as set forth on Schedule 1.119(c), which, for the avoidance of doubt, shall include any Equipment primarily used or held for use in the Other Businesses prior to the Closing in any facilities to be leased or licensed from the Company or any U.S. Government Subsidiaries to Newco or any Other Subsidiaries following the Closing;
     (d) all Newco Intellectual Property, including without limitation, the Patents, Copyrights and Trademarks set forth on Schedule 1.119(d);
     (e) an undivided one-half ownership interest in the Shared Firm Intellectual Property;
     (f) goodwill primarily generated by or primarily associated with the Other Businesses, but not otherwise specifically identified herein;
     (g) all Real Property primarily used or held for use in the Other Businesses, as specified on Schedule 1.142;
     (h) all Inventory primarily used or held for use in the Other Businesses;
     (i) all Permits primarily used or held for use in the Other Businesses;
     (j) all rights of Newco and the Other Subsidiaries under this Agreement, the Ancillary Agreements and the Merger Agreement;
     (k) all prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items to the extent arising primarily out of the operation of the Other Businesses;
     (l) all accounts receivable and other rights to payment to the extent arising primarily out of the operation of the Other Businesses and all Client-Related Receivables owed by the Company or any U.S. Government Subsidiary to Newco or any Other Subsidiary;
     (m) all receivables and other rights to payment of the Company or the U.S. Government Subsidiaries owed by Newco or the Other Subsidiaries (other than Client-Related Receivables), including, without limitation, pursuant to any intercompany debt, provided that, for the avoidance of doubt, the Other Business Assets shall include the Company’s right to payment pursuant to the recharge agreements (as amended) between the Company and (i) Booz Allen Hamilton GmbH (Germany), (ii) Booz Allen Hamilton AS (Norway), (iii) Booz Allen Hamilton AB (Sweden), (iv) Booz Allen Hamilton ApS (Denmark), (v) Booz Allen Hamilton (Austria) GmbH, (vi) Booz Allen Hamilton AG (Switzerland) and (vii) any other Other Subsidiary that enters into a substantially similar agreement with the Company;
     (n) all shares of stock and other Equity Interests in the Other Subsidiaries;
     (o) except for the Excluded Assets, all assets, properties, rights and interests, wherever situated, (i) of the Company and the U.S. Government Subsidiaries primarily used or held for use in the Other Businesses as of the Closing and (ii) of Newco and the Other Subsidiaries;
     (p) 70% of the Minority Investments;
     (q) the assets listed on Schedule 1.119(q);
     (r) the Additional Cash Transfer and all cash and cash equivalents on hand in bank accounts, or otherwise located, outside of the United States;
     (s) all assets, including but not limited to funding, trusts, insurance coverage and data and other property in any form or medium maintained under, set aside with respect to, or otherwise relating to the Assumed Plans maintained for the benefit of current or former Newco Employees and the rights of each Assumed Plan; and
     (t) all Actions, rights, claims and credits to the extent relating to any of the foregoing or any Assumed Liability, including all rights to indemnification to the extent arising out of the operation of the Other Businesses.
          1.120 “Other Businesses” has the meaning set forth in the Recitals.
          1.121 “Other Business Guarantees” has the meaning set forth in Section 4.08.
          1.122 “Other Liabilities” means all liabilities and obligations of the Company and its Subsidiaries arising out of events prior to the Closing, whether known or unknown, accrued or contingent, direct or indirect, that would not be an Assumed Liability or Excluded Liability but for the application of this definition.
          1.123 “Other Subsidiaries” has the meaning set forth in the Recitals.
          1.124 “Other Taxes” means all Taxes that are not Income Taxes.
          1.125 “Party(ies)” has the meaning set forth in the preamble.
          1.126 “Patents” has the meaning set forth in Section 1.88.
          1.127 “Permits” means all licenses, permits, approvals, variances, waivers or consents, to the extent transferable, issued by any Governmental Entity.

          1.128 “Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due and payable or that are being contested in good faith in appropriate proceedings (if then available) and for which adequate accruals or reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Encumbrances arising or incurred in the ordinary course of business, (c) Encumbrances securing rental payments under capital lease agreements, (d) Encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record or (ii) do not materially interfere with the present uses of such real property, (e) Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money which do not materially interfere with the current use of the assets, properties or rights affected thereby, and (f) Encumbrances identified in Schedule 1.128; provided, however, that no Encumbrances on Equity Interests shall be Permitted Encumbrances.
          1.129 “Person” means any individual, corporation, partnership, association, trust, limited liability company, or other entity or organization, including a Governmental Entity.
          1.130 “Post-Closing Partial Period” has the meaning set forth in Section 5.03.
          1.131 “Pre-Closing Company Client” has the meaning set forth in Section 4.09(b).
          1.132 “Pre-Closing Company Project” has the meaning set forth in Section 4.09(b).
          1.133 “Pre-Closing Company Project Extension” has the meaning set forth in Section 4.09(b).
          1.134 “Pre-Closing Newco Client” has the meaning set forth in Section 4.09(a).
          1.135 “Pre-Closing Newco Project” has the meaning set forth in Section 4.09(a).
          1.136 “Pre-Closing Newco Project Extension” has the meaning set forth in Section 4.09(a).
          1.137 “Pre-Closing Partial Period” has the meaning set forth in Section 5.03.
          1.138 “Pre-Spin Off Group” means the Company and each corporation that joined with the Company in filing a consolidated, combined or unitary income Tax Return for any tax period ending on or before the Closing Date. For purposes of this Agreement, the Pre-Spin Off Group shall terminate at the close of business on the Closing Date.
          1.139 “Prohibited Successor” means in the event of a Change of Control of a Person, that part of the business of the acquiring Person or combined Person (whether established as a separate legal Person (in which case, a Prohibited Successor shall include any Persons that were Subsidiaries of the Person subject to the Change of Control prior to such Change of Control), business division or other operational unit) that conducts the business of the acquired Person, but not any other part of the acquiring Person or combined Person.

          1.140 “Proposed Allocation” has the meaning set forth in Section 5.07(b).
          1.141 “Purchase Price” has the meaning set forth in Section 2.03(a).
          1.142 “Real Property” means all right, title and interest in or to the improved and unimproved land and other real estate (including leases) listed or described in Schedule 1.142, and all buildings, structures, erections, improvements, appurtenances, and fixtures situated on or forming part of such land.
          1.143 “Repurchased Shares” has the meaning set forth in Section 2.04(b).
          1.144 “Restricted Period” has the meaning set forth in Section 4.06.
          1.145 “Required Permits” has the meaning set forth in Section 2.07(b).
          1.146 “Restructuring Fund” has the meaning set forth in Section 2.03(b).
          1.147 “Restructuring Liabilities” means all unpaid costs and expenses (including Other Taxes and severance but excluding Income Taxes) of the Company or its Subsidiaries related to or arising out of the Commercial Restructuring.
          1.148 “Sale” has the meaning set forth in Section 2.03(a).
          1.149 “Section 338 Election” has the meaning set forth in Section 5.07(a).
          1.150 “Series A Non-Voting Preferred Stock” means the Series A Non-Voting Preferred Stock, par value $.01 per share, of Newco, which shall have the powers, designations and preferences, the relative and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Designations, Preferences and Rights of Series A Non-Voting Preferred Stock of Newco attached hereto as Exhibit F, as the same may be amended from time to time in accordance with its terms.
          1.151 “Shadow Stock Unit” has the meaning set forth in the Merger Agreement.
          1.152 “Shared Firm Intellectual Property” means the Intellectual Property owned by the Company and its Subsidiaries and used or held for use in the U.S. Government Business and in the Other Businesses as of the Closing Date that is not the Company Intellectual Property or the Newco Intellectual Property, including without limitation, the software and other Copyrights set forth on Schedule 1.152.
          1.153 “Shared Post-Closing Costs” has the meaning set forth in Section 2.03(i).
          1.154 “Spin Off” has the meaning set forth in the Recitals.
          1.155 “Spin-Off Agreement Escrow Account” has the meaning set forth in the Merger Agreement.
          1.156 “Spin Off Indebtedness” has the meaning set forth in Section 2.03(b).

          1.157 “SPV” has the meaning set forth in Section 2.05(c).
          1.158 “Steering Committee” has the meaning set forth in Section 4.10(a).
          1.159 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (including a joint venture) of which such Person, directly or indirectly, (a) has the right or ability to elect, designate or appoint a majority of the board of directors or other Persons performing similar functions for such entity, whether as a result of the beneficial ownership (within the meaning of the Exchange Act) of Equity Interests, contractual rights or otherwise, or (b) beneficially owns (within the meaning of the Exchange Act) a majority of the voting Equity Interests (including general partner Equity Interests).
          1.160 “Supplemental Retirement Liabilities” means all liabilities, obligations and commitments with respect to the Supplemental Retirement Plans.
          1.161 “Supplemental Retirement Plans” means the Booz Allen Hamilton Inc. Supplemental Retirement Plan, the Deferred Compensation Retirement Income Fiscal 1984 Program, and the Supplemental Capital Accumulation Program.
          1.162 “Target NAV” means $95,000,000.
          1.163 “Tax” or “Taxes” means all federal, state, provincial, local and other taxes, fees, levies, duties and other similar assessments and charges (including, without limitation, income, sales, use, excise, stamp, transfer, property, value added, recording, registration, intangible, documentary, goods and services, real estate, sales, payroll, gains, gross receipts, withholding and franchise taxes) together with any interest, penalties, or additions payable in connection with such taxes, fees, levies, duties or other similar assessments and charges and shall include liability for taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax law), by contract or otherwise.
          1.164 “Tax Returns” means, with respect to any corporation or affiliated group, all returns, reports, estimates, information statements, declarations and other filing related to, or required to be filed in connection with, the payment or refund of any Tax.
          1.165 “Third Party Action” has the meaning set forth in Section 6.04(a).
          1.166 “Trademark License Agreements” means the agreements, in the forms attached hereto as Exhibit G, between Newco and the Company, to be executed as of the Closing Date, licensing certain Trademarks to Newco and the Company, as applicable.
          1.167 “Trademarks” has the meaning set forth in Section 1.88.
          1.168 “Transactional Taxes” means all Taxes (other than Income Taxes or Taxes that are Restructuring Liabilities) triggered by or resulting from the Contribution, the Sale, the Spin Off or the Merger.

          1.169 “Transition Restructuring Costs” means costs and expenses (other than Income Taxes) reasonably incurred in connection with the planning and/or execution of the separation of Newco from the Company pursuant to the transition of (a) services to be provided to Newco under the relevant Transition Services Agreement by the Company to the provision of such services by Newco or a third-party service provider and (b) services to be provided to the Company under the relevant Transition Services Agreement by Newco to the provision of such services by the Company or a third-party service provider, including any internal restructuring of the Company and the U.S. Government Subsidiaries, on the one hand, or Newco and the Other Subsidiaries, on the other hand, the establishment of the Newco Plans (as such term is defined in the Employee Matters Agreement), as contemplated by the Employee Matters Agreement and the applicable Transition Services Agreement, termination of personnel, revision to or termination of third-party agreements, segregation and migration of historical data, transfer of records, changes to systems and networks including changes relating to the separate IT environment, cooperation with and assistance to third-party consultants, post-transition elimination of or modification to changes implemented to facilitate the provision of services under the Transition Services Agreements and costs and expenses incurred in connection with establishing the SPV in accordance with Section 2.05(c), in each case, whether incurred prior to, on or following the Closing.
          1.170 “Transition Services Agreements” means the agreements, in the forms attached hereto as Exhibit H, between Newco and the Company, to be executed as of the Closing Date, dealing with the short-term provisions of certain services from Newco to the Company and the Company to Newco, as applicable.
          1.171 “United States” means the United States, its possessions and territories.
          1.172 “U.S. Corporate Other Subsidiaries” has the meaning set forth in Section 5.07(a).
          1.173 “U.S. Government Body” means any U.S. federal, state or local government, or any subdivision thereof, including all Governmental Entities of the United States and corporations or other entities established by act of Congress or executive order or similar actions by U.S. state or local governments and funded by any U.S. federal, state or local government or specifically funded by a line item in any U.S. federal, state or local budget, including, but not limited to, the corporations and other entities set forth on Schedule 1.173.
          1.174 “U.S. Government Business” means the businesses, activities and operations of the Company and its Subsidiaries on or prior to the Closing Date to the extent such businesses, activities and operations constitute Company Services or Company Excepted Services.
          1.175 “U.S. Government Subsidiaries” has the meaning set forth in the Recitals.
          1.176 “U.S. Shadow Stock Holder” has the meaning set forth in Section 2.04(d).
          1.177 “Warrant” has the meaning set forth in Section 2.04(b).

          1.178 “World Bank Engagements” means the provision or sale directly to the World Bank of consulting services, either management or technical, whether as a prime contractor or a subcontractor, or any related products, performed or delivered anywhere in the world, under contracts with the World Bank. World Bank Engagements shall not include World Bank Funded Engagements.
          1.179 “World Bank Funded Engagements” means the provision or sale of consulting services, either management or technical, or any related products to projects funded by the World Bank but not contracted with the World Bank.
ARTICLE II.
PRE-SPIN OFF MATTERS; TRANSFER AND CONTRIBUTION OF OTHER BUSINESS
ASSETS; ASSUMPTION OF ASSUMED LIABILITIES; SALE OF NEWCO LLC AND BAH
SWEDEN
          2.01 Pre-Spin Off Matters.
          (a) The Company shall cause the Interim Newco Board Members to resign from the Newco Board and shall appoint the Initial Newco Board Members to the Newco Board prior to the Spin Off. The Company and Newco, as applicable, shall prior to the Sale amend the Certificate of Incorporation of Newco so that it is as set forth on Exhibit I and the By-Laws of Newco so that they are as set forth on Exhibit J and file with the Secretary of State of the State of Delaware the Certificate of Designations, Preferences and Rights of Series A Non-Voting Preferred Stock of Newco attached hereto as Exhibit F.
          (b) The Initial Newco CEO shall be Shumeet Banerji and he shall, together with the Initial Newco Board Members, be responsible for selecting the other Initial Newco Officers. The Initial Newco CEO and other Initial Newco Officers shall be appointed as such by the Newco Board prior to the Spin Off.
          (c) The Company shall take all actions necessary to implement the actions set forth on Exhibit D and shall reasonably cooperate with the Initial Newco Board Members to implement the Commercial Restructuring, including, without limitation, by amending the Newco Organizational Documents, recapitalizing and/or otherwise restructuring the Other Subsidiaries (including by way of forming new Subsidiaries (which shall be deemed for all purposes hereunder as Other Subsidiaries), making entity tax classification elections or other tax elections, reorganizing the Other Subsidiaries in different jurisdictions or as different forms of legal entities, incurring intercompany or third-party debt or transferring Other Business Assets held by and Assumed Liabilities of the Company or Other Subsidiaries to Newco LLC or different Other Subsidiaries).
          2.02 Contribution.
          (a) On or before the Closing Date, but prior to the Sale, (i) the Company shall convey, assign, transfer and deliver, and shall cause the U.S. Government Subsidiaries to convey, assign, transfer and deliver, to Newco LLC, and Newco LLC shall acquire and accept, all of the Company’s and the U.S. Government Subsidiaries’ right, title and interest in and to the

Other Business Assets other than (x) the Equity Interests in Newco, Newco 2, Newco 3, Newco LLC, BAH Sweden and BASP and (y) to the extent such Other Business Assets are already held by Newco or the Other Subsidiaries (the “Directly Assigned Other Business Assets”) and (ii) Newco LLC shall assume the Assumed Liabilities other than to the extent such Assumed Liabilities are already liabilities or obligations of Newco or the Other Subsidiaries (the “Directly Assumed Liabilities”). The actions taken pursuant to the previous sentence of this Section 2.02(a) are referred to herein as the “Contribution.” To the extent any Excluded Assets are held by Newco or any Other Subsidiaries or any Excluded Liabilities are liabilities or obligations of Newco or any Other Subsidiaries, contemporaneously with the Contribution, Newco shall convey, assign, transfer and deliver, and shall cause the Other Subsidiaries to convey, assign, transfer and deliver, to the Company or a U.S. Government Subsidiary, and the Company or a U.S. Government Subsidiary shall acquire and accept, all of Newco’s and the Other Subsidiaries’ right, title and interest in and to such Excluded Assets and the Company shall assume such Excluded Liabilities.
          (b) In connection with the Contribution, the Company shall duly execute and deliver or cause the U.S. Government Subsidiaries to execute and deliver (as applicable) to Newco LLC the following:
     (i) an instrument of assignment for the Directly Assigned Other Business Assets that shall not be transferred pursuant to specific documents described elsewhere in this Section 2.02(b);
     (ii) instruments of assignment with respect to Trademark, Patent and Copyright registrations, issuances and applications with respect to Trademarks, Patents and Copyrights included in the Directly Assigned Other Business Assets for recording with the U.S. Patent and Trademark Office and the U.S. Copyright Office and to permit Newco to obtain documentation for recording in similar foreign intellectual property offices;
     (iii) such other documents as are, in the reasonable opinion of counsel for the Company and Newco, necessary or desirable to transfer the Directly Assigned Other Business Assets to Newco LLC, including, but not limited to, any mutually agreed-upon assignments, subleases or similar shared facility agreements necessary to effect the transfer of certain currently-shared facilities or the continued co-utilization of any shared facilities, as set forth on Schedule 2.02(b)(iii);
     (iv) certificates (where applicable) representing all the Equity Interests in the Other Subsidiaries (other than (x) the Equity Interests in Newco, Newco 2, Newco 3, Newco LLC, BAH Sweden and BASP and (y) to the extent held by Newco LLC or any of the Other Subsidiaries) duly endorsed (or accompanied by a duly executed stock power) and in form for transfer to Newco LLC;
     (v) the stock books, stock ledgers, minute books and corporate seals (or equivalents) of the Other Subsidiaries (other than Newco, Newco 2, Newco 3, BAH Sweden and BASP); provided that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.02(b)(v) if such item has been delivered to or is otherwise located at any of the Other Subsidiaries as of the date of the Contribution or any of their respective offices; and
     (vi) such documents as are, in the reasonable opinion of counsel for the Company and Newco, necessary or desirable for the Company to assume the Excluded Liabilities that are not liabilities of the Company or the U.S. Government Subsidiaries;
provided that any instruments executed and delivered pursuant to this Section 2.02(b) shall be in a form reasonably acceptable to the Company and Newco.
          (c) In connection with the Contribution, Newco LLC shall execute and deliver or the Company shall cause the Other Subsidiaries to execute and deliver (as applicable) to the Company the following:
     (i) certificates (where applicable) representing all the Equity Interests in the U.S. Government Subsidiaries (other than to the extent held by the Company or any of the other U.S. Government Subsidiaries) duly endorsed (or accompanied by a duly executed stock power) and in form for transfer to the Company;
     (ii) the stock books, stock ledgers, minute books and corporate seals (or equivalents) of the U.S. Government Subsidiaries; provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.02(c)(ii) if such item has been delivered to or is otherwise located at the Company or any of the U.S. Government Subsidiaries as of the date of the Contribution or any of their respective offices; and
     (iii) such documents as are, in the reasonable opinion of counsel for the Company and Newco, necessary or desirable for Newco LLC to assume the Directly Assumed Liabilities and for the Company to acquire the Excluded Assets to the extent such Excluded Assets are not held by the Company or any of the U.S. Government Subsidiaries including, but not limited to, any mutually agreed-upon assignments, subleases or similar shared facility agreements necessary to effect the transfer of certain currently-shared facilities or the continued co-utilization of any shared facilities, as set forth on Schedule 2.02(b)(iii);
provided that any instruments executed and delivered pursuant to this Section 2.02(c) shall be in a form reasonably acceptable to the Company and Newco.
          2.03 Sale and Assumption of Liabilities; Additional Cash Transfer.
          (a) In accordance with the terms and upon the conditions of this Agreement, on the Closing Date, but after the Contribution and prior to the Spin Off and the closing of the Merger, the Company shall sell, convey, assign, transfer and deliver to Newco 3, and Newco 3 shall acquire and accept, all of the Company’s right, title and interest in and to all of the Equity Interests in Newco LLC, BAH Sweden and BASP (the “Sale”). The purchase price for the Sale shall be 2,774,798 shares of Newco Common Stock, 2,774,798 shares of Newco Non-Voting Common Stock, and 1,000 shares of Series A Non-Voting Preferred Stock to be transferred to the Company by Newco 3 (the “Purchase Price”). Immediately following the Sale, the Company shall transfer all of the Series A Non-Voting Preferred Stock to a third party service provider (designated by the Company at least five (5) Business Days before the Closing and reasonably satisfactory to Buyer Parent) in consideration for services performed for the Company and on terms reasonably satisfactory to Buyer Parent.
          (b) Simultaneously with the Sale, the Company shall transfer cash to Newco 3 in an amount (the “Additional Cash Transfer”) equal to the sum of (i) the Estimated NAV Transfer Amount, and (ii) $10,000,000 (clause (ii) being referred to as the “Restructuring Fund”). The Company shall, to the extent necessary, borrow money or otherwise incur Indebtedness under the Existing Credit Facilities other than the DCRIP Facility (in each case, as defined in the Merger Agreement) which shall be considered Closing Date Indebtedness (each as defined in the Merger Agreement) prior to the consummation of the Sale in order to make the Additional Cash Transfer (such amounts being “Spin Off Indebtedness”). Not less than ten (10) Business Days prior to the Closing, Newco, on the one hand, and the Company, on the other hand, shall jointly prepare a certificate that sets forth their good faith estimate (together with reasonably detailed back-up data to support such estimate) of the NAV Transfer Amount (the “Estimated NAV Transfer Amount”).
          (c) Within 90 calendar days following the Closing, Newco shall prepare and deliver to the Company a statement (the “Newco Statement”) setting forth Newco’s calculation of the NAV Transfer Amount. During such 90-day period, the Company shall provide Newco reasonable access to the Company’s personnel, auditors, properties and records relevant to the calculation of the NAV Transfer Amount (subject to the execution of customary work paper access letters if requested).
          (d) The Company shall have 30 calendar days following receipt of the Newco Statement to deliver to Newco a written notice (a “Notice of Dispute”) that the Company disputes Newco’s calculation of any of the amounts or any portion of the amounts set forth in the Newco Statement, which Notice of Dispute shall set forth in reasonable detail the basis for each element of such dispute; provided that any such Notice of Dispute must be limited to one or more allegations that the Newco Statement (i) contained mathematical errors, or (ii) was not prepared in accordance with Section 2.03(c). If the Company does not deliver a Notice of Dispute on or before the expiration of such 30-day period (or if the Company notifies Newco in writing that there is no such dispute), the calculations contained in the Newco Statement shall be deemed to be final, binding and conclusive. In the event the Company delivers a Notice of Dispute with respect to only certain of the amounts or certain portions of the amounts set forth in the Newco Statement but not others, then any undisputed amount or portion thereof shall be deemed to be final, binding and conclusive. In the event the Company delivers a Notice of Dispute to Newco, then Newco and the Company shall cooperate in good faith to resolve any such dispute as promptly as possible. During such 30-day period, Newco shall provide the Company reasonable access to Newco’s personnel, auditors, properties and records relevant to the calculation of the NAV Transfer Amount (subject to the execution of customary work paper access letters if requested).

          (e) In the event that the Company and Newco are unable to resolve all such disagreements on or before the 30th calendar day following the delivery of such Notice of Dispute, the Company and Newco shall retain a nationally recognized independent public accounting firm upon whom the Company and Newco may mutually agree (such accounting firm being referred to as the “Accounting Firm”), to resolve all such disagreements. The Accounting Firm may only resolve disagreements as to matters covered by the Notice of Dispute in accordance with Section 2.03(d). All matters not properly covered by the Notice of Dispute shall be deemed to be final, binding and conclusive. The determination by the Accounting Firm shall be final, binding and conclusive on both Newco and the Company absent manifest error. Each of the Company and Newco shall promptly provide their assertions regarding the NAV Transfer Amount in writing to the Accounting Firm and to each other. The Company and Newco shall each pay the fees and disbursements of their respective internal and independent accountants and other personnel incurred in the initial preparation, review and final determination of the NAV Transfer Amount. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be borne pro rata as between Newco, on the one hand, and the Company, on the other, in proportion to the allocation of the dollar value of the amounts in dispute between Newco and the Company made by the Accounting Firm such that the Party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. The Accounting Firm shall be instructed to render its determination as soon as reasonably possible (which the Parties hereto agree should not be later than 90 calendar days following the day on which the disagreement is referred to the Accounting Firm). The Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to any third parties (other than any designated authorized representative of a Party). The Accounting Firm shall base its determination solely on the written submissions of the Parties and shall not conduct an independent investigation. The Parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.
          (f) For purposes of this Agreement, the “Final NAV Transfer Amount” (which amount may be a positive or negative number) shall mean the NAV Transfer Amount as finally determined in accordance with Sections 2.03(c), 2.03(d) and 2.03(e).
          (g) Upon the final determination of the Final NAV Transfer Amount:
     (i) if the Final NAV Transfer Amount exceeds the Estimated NAV Transfer Amount, the Company shall deliver the amount of such difference to Newco 3; provided that in no event shall the Company be obliged to pay greater than $15,000,000; or
     (ii) if the Estimated NAV Transfer Amount exceeds the Final NAV Transfer Amount, Newco 3 shall deliver the amount of such difference to the Company.
          (h) All payments under Section 2.03(g) shall be made, together with interest on such amount from the Closing Date to the date of payment at a per annum rate equal to the JPMorgan Chase prime rate (determined as of the Closing Date), within two (2) Business Days of final determination of the Final NAV Transfer Amount by wire transfer of immediately available funds to an account specified in writing by the receiving Party.
          (i) Newco shall use the Restructuring Fund to pay any Restructuring Liabilities or Transition Restructuring Costs of Newco (as well as any costs to third party publishers pursuant to Section 2.1(c)(i) of the Branding Agreement) that are not included in the Closing Date NAV but that are incurred or accrued prior to the first anniversary of the Closing Date (“Shared Post-Closing Costs”). Within ten (10) Business Days after the first anniversary of the Closing Date, Newco shall deliver to a representative of the Government Shareholders designated by the Government Shareholders after the Closing (the “Government Shareholder Representative”), a statement setting forth in reasonable detail such Shared Post-Closing Costs. The Government Shareholder Representative shall have 30 calendar days following receipt of such statement to deliver to Newco a written notice that the Government Shareholder Representative disputes Newco’s calculation of any of the Shared Post-Closing Costs, which notice of dispute shall set forth in reasonable detail the basis for each element of such dispute. Any disputes shall be resolved by the Steering Committee in accordance with Section 4.10. If the Government Shareholder Representative does not dispute Newco’s statement of the Shared Post-Closing Costs, or if it disputes such statement then after resolution, Newco shall within ten (10) Business Days thereafter distribute 40% of any amounts remaining in the Restructuring Fund (after giving effect to the final determination of the amount of Shared Post-Closing Costs in accordance with the preceding sentences) to the Government Shareholders pro rata based on the number of shares of Newco Common Stock and Newco Non-Voting Common Stock that such Government Shareholders held prior to the Government Buy-Back (without giving effect to any such shares held by any other Persons).
          2.04 Spin Off and Government Buy-Back Matters.
          (a) At the time of the Spin Off, the Company shall, in reliance upon information available in the stock transfer books of the Company, (i) distribute to the holders of record of the outstanding shares of Common Stock, Class B Common Stock, Class A Non-Voting Common Stock and Class B Non-Voting Common Stock on the record date established by the Board of Directors of the Company for the Spin Off one share of Newco Common Stock and one share of Newco Non-Voting Common Stock for each outstanding share of Common Stock, Class B Common Stock, Class A Non-Voting Common Stock and Class B Non-Voting Common Stock and (ii) distribute to the holders of record of the outstanding Shadow Stock Units on the record date established by the Board of Directors of the Company for the Spin Off for each outstanding Shadow Stock Unit either (x) one share of Newco Common Stock and one share of Newco Non-Voting Common Stock or (y) one unit of an Equity Interest in Newco with substantially the same rights and preferences as a Shadow Stock Unit. Any Equity Interests in Newco held by the Company that are not distributed in accordance with the prior sentence shall be contributed by the Company to Newco at the time of the Spin Off.
          (b) Following the distribution of Newco Common Stock and Newco Non-Voting Common Stock pursuant to Section 2.04(a) above and the consummation of the Merger, Newco shall repurchase at the Closing (together with the repurchases made under Section 2.04(c), if any, the “Government Buy-Back”) from each shareholder of Newco who is not a Commercial Partner (a “Government Shareholder”) and who delivers to Newco a duly executed repurchase agreement in form and substance reasonably satisfactory to Newco and the Company all of the outstanding shares of Newco Common Stock and Newco Non-Voting Common Stock held by such Government Shareholder (the “Repurchased Shares”), in exchange for (i) cash with respect to each Repurchased Share in the amount of the Government Buy-Back Price to the fullest extent of lawfully available funds, and (ii) the issuance of a warrant substantially in the form of Exhibit K hereto (the “Warrant”), which will permit the holder thereof to purchase a number of shares of Newco Common Stock equal to the number of Repurchased Shares at a per share price equal to the Government Buy-Back Price subject to and in accordance with the terms of such Warrant (clauses (i) and (ii) collectively, the “Government Buy-Back Consideration”).
          (c) Newco shall, on the 60th day after the Closing, repurchase any shares of Newco Common Stock and Newco Non-Voting Common Stock held by a Government Shareholder that were not previously repurchased in accordance with Section 2.04(b) in exchange for the Government Buy-Back Consideration without any further action on the part of any such Government Shareholders.
          (d) Notwithstanding any provision herein to the contrary, with respect to any holder of record of the outstanding Shadow Stock Units on the record date established by the Board of Directors of the Company who is “United States person” as defined by Section 7701(a)(30) of the Code and who is set forth on Schedule 2.04(d) (a “U.S. Shadow Stock Holder”), (i) no Equity Interests in Newco with substantially the same rights and preferences as a Shadow Stock Unit shall be distributed to such U.S. Shadow Stock Holders with respect to their outstanding Shadow Stock Units pursuant to this Section 2.04, and (ii) no shares of Newco Common Stock or Newco Non-Voting Common Stock shall be distributed to such U.S. Shadow Stock Holders with respect to their outstanding Shadow Stock Units pursuant to this Section 2.04 prior to January 1, 2009. On or about (but not prior to) January 2, 2009 (and, in any event, during the 2009 calendar year), Newco shall distribute to each U.S. Shadow Stock Holder (x) one share of Newco Common Stock and (y) one share of Newco Non-Voting Common Stock for each outstanding Shadow Stock Unit held by such US Shadow Stock Holder on the record date established by the Board of Directors of the Company for the Spin Off pursuant to this Section 2.04.
          2.05 Delivery of Closing Documents.
          (a) On the Closing Date, but prior to the Spin Off and the closing of the Merger, the Company shall duly execute and deliver or cause the U.S. Government Subsidiaries to execute and deliver (as applicable) to Newco the following:
     (i) certificates (where applicable) representing all the Equity Interests in Newco LLC, BAH Sweden and BASP duly endorsed (or accompanied by a duly executed stock power) and in form for transfer to Newco; and
     (ii) the stock books, stock ledgers, minute books and corporate seals (or equivalents) of Newco LLC, BAH Sweden and BASP as of the Closing Date; provided, that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 2.05(a)(ii) if such item has been delivered to or is otherwise located at any of the Other Subsidiaries as of the Closing Date or any of their respective offices;
provided that any instruments executed and delivered pursuant to this Section 2.05(a) shall be in a form reasonably acceptable to the Company and Newco.
          (b) On the Closing Date, but prior to the Spin Off and the closing of the Merger, the Parties concurrently shall, and the Company shall cause the U.S. Government Subsidiaries and the Other Subsidiaries to, duly execute and deliver to each other the Ancillary Agreements to which they are parties.
          (c) Prior to the Closing, the Company shall establish a subsidiary as a Delaware limited liability company (the “SPV”), of which the Company shall own all the Class A membership interests and Newco shall own all the Class B membership interests. The Class A membership interests shall represent 100% of the economic interests in the SPV. The Class B membership interests will have no economic rights or interests in the SPV but will have the consent rights set forth in this Section 2.05(c). The organizational documents of the SPV shall contain provisions, reasonably satisfactory to the Company, Newco and Buyer Parent, requiring (i) there to be at all times one (1) independent director of the SPV, (ii) the SPV to maintain its operations separate and distinct from the Company and Newco, and (iii) the affirmative vote of each of its directors and shareholders (including Newco) to (x) conduct any business other than as set forth in the organizational documents of the SPV or (y) seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, or file a voluntary petition under any bankruptcy, insolvency or similar law.
          (d) Prior to, or at the time of, the Closing, the Company shall assign to the SPV all of its right, title and interest in and to the Licensed Marks (as defined in the Branding Agreement), and the registrations and applications of the Company for Licensed Marks, together with the goodwill of the business connected with the use of and symbolized by each of the foregoing, and together with the right to sue or otherwise recover for past, present and future infringement, dilution or other violation or impairment thereof, and all proceeds, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto. Notwithstanding the foregoing, the Company shall not assign to the SPV any “intent-to-use” applications until such time as a statement of use or an amendment to allege use is filed with and accepted by the United States Patent and Trademark Office (or, if applicable, its foreign equivalent). Upon acceptance of a statement of use or an amendment to allege use with respect to any such application, such application shall be assigned to the SPV. Until such time as the “intent-to-use” applications are assigned to the SPV, they shall be licensed by the Company to the SPV, so that the SPV may sublicense them to Newco pursuant to the Branding Agreement.
          (e) Prior to the Closing, the Parties agree to revise (or amend) the Branding Agreement, and to the extent necessary, this Agreement and any other Ancillary Agreements such that (i) the SPV shall license the Licensed Marks to Newco in accordance with the terms of the Branding Agreement, (ii) the Company and Newco shall remain obligated to each other with respect to all applicable terms of the Branding Agreement (including Article III thereof), and (iii) for the avoidance of doubt, and notwithstanding anything to the contrary herein or in any of the Ancillary Agreements, the SPV shall not be considered an “Affiliate” of Newco; provided that, in no event shall the Parties revise (or amend) the Branding Agreement, this Agreement or any other Ancillary Agreement without the prior written consent of Buyer Parent (which shall not be unreasonably withheld, conditioned or delayed).
          (f) Five Business Days prior to the Closing, the Company and Newco shall prepare and deliver to each other a schedule setting forth any Pre-Closing Company Projects and any Pre-Closing Newco Projects, respectively, which schedules, in each case, shall be reasonably acceptable to Buyer Parent.
          2.06 Interdependence. The transfers and deliveries described in this Article II are mutually interdependent and, except as otherwise set forth herein, are to be regarded as occurring prior to the closing of the Merger. Unless otherwise set forth herein or agreed to in writing by the applicable Parties, no such transfer or delivery shall become effective until all other transfers and deliveries provided for in this Article II have also become effective.
          2.07 Non-Assignment.
          (a) Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer any Other Business Asset or Excluded Asset, including any Action, asset, Permit or contract or any claim or right or any benefit arising thereunder or resulting therefrom, as to which consent or approval to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof (including consents and approvals of Governmental Entities) is required or, in the case of an Assumed Contract or a purchase order, contract, agreement or other obligation referred to in Section 1.61(b), with respect to which a third-party license must be obtained by Newco or an Other Subsidiary or the Company or a U.S. Government Subsidiary, as the case may be, in order to perform such Assumed Contract or purchase order, contract, agreement or other obligation, but has not been obtained unless and until such consent, approval, amendment or license is no longer required or has been obtained. The Company and Newco shall use, and cause each of their Subsidiaries to use, their commercially reasonable efforts to obtain any such consent, approval, amendment or license, including after the Closing Date; provided that any fees or expenses (including reasonable professional fees and expenses) incurred to obtain such consent, approval, amendment or license shall be borne by the Parties in accordance with Section 4.02(f).
          (b) In the event and to the extent that the Company or any U.S. Government Subsidiary, on the one hand, or Newco or any Other Subsidiary, on the other hand, is unable to obtain any required consent, approval, amendment or license (1) required to transfer, license, sublicense, lease, sublease, convey or assign (x) any Other Business Asset, (y) any Excluded Asset or (z) any licenses, permits, approvals, variances, tax or other registrations, waivers or consents (whether or not transferable) issued by any Governmental Entity (“Required Permits”) that, in the case of Newco, are held by the Company or any U.S. Government Subsidiary but are used for the Other Businesses or, in the case of the Company, are held by Newco or any Other

Subsidiary but are used for the U.S. Government Business, or (2) in the case of an Assumed Contract or a purchase order, contract, agreement or other obligation referred to in Section 1.61(b), required by Newco or an Other Subsidiary or the Company or a U.S. Government Subsidiary, as the case may be, in order to perform such Assumed Contract or purchase order, contract, agreement or other obligation, the Company or Newco, as applicable, shall use commercially reasonable efforts to (i) continue to hold, and to the extent required by the terms applicable to such asset, operate such asset or Required Permit, in the case of real or personal property, and be bound thereby, in the case of contracts, (ii) insofar as reasonably practicable, cooperate in any arrangement, reasonable and lawful as to the Company and Newco, designed to provide to Newco and the Other Subsidiaries, in the case of an Other Business Asset or the Other Businesses, or the Company and the U.S. Government Subsidiaries, in the case of an Excluded Asset or the U.S. Government Business, the benefits arising under such asset or Required Permit, including accepting such reasonable direction as Newco or the Company, as the case may be, shall request, and (iii) enforce at the Company’s or Newco’s commercially reasonable request, as applicable, or allow the Company and the U.S. Government Subsidiaries or Newco and the Other Subsidiaries, as applicable, to enforce in a commercially reasonable manner, any rights under or with respect to such Excluded Asset or U.S. Government Business or Other Business Asset or Other Businesses, as applicable, against the issuer thereof or the other party or parties thereto (including the right to elect to terminate each of the foregoing in accordance with the terms thereof); provided, however, that the reasonable costs and expenses (including reasonable professional fees and expenses) incurred by the Company or the U.S. Government Subsidiaries, and incurred by Newco or the Other Subsidiaries, in each case, with respect to any of the actions contemplated under this Section 2.07(b), shall be borne by the Parties in accordance with Section 4.02(f). The Company shall, and shall cause its Subsidiaries to, without further consideration therefor, and without right of set-off, pay and remit to Newco promptly all monies, rights and other considerations received in respect of any Other Business Asset or the Other Businesses referred to in this Section 2.07(b). Newco shall, and shall cause its Subsidiaries to, without further consideration therefor, and without right of set-off, pay and remit to the Company promptly all monies, rights and other considerations received in respect of any Excluded Asset or the U.S. Government Business referred to in this Section 2.07(b).
          (c) To the extent that either Newco or any of the Other Subsidiaries with respect to any Other Business Asset or the operation of the Other Businesses or the Company or the U.S. Government Subsidiaries with respect to any Excluded Asset or the operation of the U.S. Government Business are, had been or are to be provided the benefits of such assets or business pursuant to Section 2.07(b) above, the entity receiving such benefits shall pay, perform and discharge fully, promptly when due, for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of the other Party or its Subsidiaries thereunder or in connection therewith, or, if agreed to by the Parties, the Parties shall take actions to enable the receiving Party or its Subsidiaries to pay, perform and discharge fully such obligations, but only to the extent that (i) such action by the receiving Party or its Subsidiaries would not result in any default thereunder or in connection therewith, and (ii) such performance pertains to, or is related to, the providing (past, present or future) of benefits to the receiving Party or its Subsidiaries; provided, however, that if the receiving Party or its Subsidiaries shall fail to perform to the extent required herein and such failure continues for ten (10) Business Days following notice thereof, the Party providing benefits shall thereafter cease to be obligated under this Section 2.07 to provide any benefits in respect of the Other Business Assets, the Other Businesses, the Excluded

Assets or the U.S. Government Business which is the subject of such failure to perform unless and until such situation is remedied.
          (d) Nothing in this Section 2.07 shall be deemed to constitute an agreement to exclude from the Other Business Assets or the Excluded Assets any Action, asset, contract, Permit or claim or right or any benefit arising thereunder or resulting therefrom.
          (e) Notwithstanding anything to the contrary herein, this Section 2.07, Section 4.02 and Section 4.04 shall not apply to any consents or approvals that may be required in connection with the provision of any services under any Ancillary Agreement to the extent any such Ancillary Agreement sets forth the procedures and obligations with respect to obtaining any such consents or approvals.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
          3.01 Power and Authority of Company. The Company hereby represents and warrants to Newco that each of the Company and the U.S. Government Subsidiaries has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby. All corporate proceedings on the part of each of the Company and the U.S. Government Subsidiaries that are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby have occurred, and this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and the Ancillary Agreements to which any of the Company or the U.S. Government Subsidiaries will be a party, shall be valid and binding obligations of such party enforceable against such party in accordance with their terms, upon execution and delivery to the other parties thereto, in each case, with respect to enforceability, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief.
          3.02 Power and Authority of Newco, Newco LLC, Newco 2 and Newco 3. Each of Newco, Newco LLC, Newco 2 and Newco 3 hereby represents and warrants to the Company that each of Newco, Newco LLC, Newco 2, Newco 3 and the Other Subsidiaries has full corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby. All corporate or limited liability company, as applicable, proceedings on the part of each of Newco, Newco LLC, Newco 2, Newco 3 and the Other Subsidiaries that are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby have occurred, and this Agreement is a valid and binding obligation of Newco, Newco LLC, Newco 2 and Newco 3, enforceable against Newco, Newco LLC, Newco 2 and Newco 3 in accordance with its terms and the Ancillary Agreements to which any of Newco, Newco LLC, Newco 2, Newco 3 or the

Other Subsidiaries will be a party, shall be valid and binding obligations of such party enforceable against such party in accordance with their terms, upon execution and delivery to the other parties thereto, in each case, with respect to enforceability, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief.
          3.03 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, (A) NONE OF THE COMPANY, NEWCO, NEWCO LLC, NEWCO 2, NEWCO 3 OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUITY INTERESTS IN THE OTHER SUBSIDIARIES, NEWCO, NEWCO LLC, NEWCO 2, NEWCO 3 OR THE U.S. GOVERNMENT SUBSIDIARIES, THE OTHER BUSINESS ASSETS, THE EXCLUDED ASSETS, THE ASSUMED LIABILITIES, THE EXCLUDED LIABILITIES, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER WITH RESPECT TO, THE OTHER BUSINESSES OR THE U.S. GOVERNMENT BUSINESS AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON; (B) ALL OF THE EQUITY INTERESTS IN THE OTHER SUBSIDIARIES, NEWCO, NEWCO LLC, NEWCO 2, NEWCO 3 AND THE U.S. GOVERNMENT SUBSIDIARIES, THE OTHER BUSINESS ASSETS AND THE EXCLUDED ASSETS AND THE ASSUMED LIABILITIES AND EXCLUDED LIABILITIES, IN EACH CASE, TO BE CONVEYED, ASSIGNED, TRANSFERRED, DELIVERED OR ASSUMED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT SHALL BE CONVEYED, ASSIGNED, TRANSFERRED, DELIVERED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED; (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE CONTRIBUTION, THE SALE, THE SPIN OFF OR THE ENTERING INTO OF THIS AGREEMENT, THE MERGER AGREEMENT, OR THE ANCILLARY AGREEMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; AND (D) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FORWARD-LOOKING INFORMATION SUCH AS PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE U.S. GOVERNMENT BUSINESS OR THE OTHER BUSINESSES, OR THE FUTURE BUSINESS, OPERATIONS OR AFFAIRS OF THE U.S. GOVERNMENT BUSINESS OR THE OTHER BUSINESSES.

ARTICLE IV.
COVENANTS
          4.01 Bulk Transfer Laws. Each Party waives compliance by the other Parties and their Subsidiaries with any laws relating to bulk transfers and bulk sales applicable to the transactions contemplated by this Agreement.
          4.02 Cooperation.
          (a) After the Closing, in the event and for so long as Newco or the Company or any of their respective Affiliates is contesting or defending any pending or threatened Action resulting or arising from the transactions contemplated by this Agreement or the Ancillary Agreements or any activity or transaction relating to the Other Businesses or the U.S. Government Business that arose prior to the Closing or compliance (or lack of compliance) by the other Party with any applicable law pertaining to the Other Businesses or the U.S. Government Business prior to the Closing, the Company or Newco, as applicable, shall, upon reasonable prior notice, and in a manner so as not to unreasonably interfere with normal business operations of such Party, reasonably cooperate with the other Party and cause its officers or employees, and use its commercially reasonable efforts to cause its directors, partners, managers, representatives, agents or Affiliates involved or formerly involved in the operation of the Other Businesses or the U.S. Government Business as it relates to the subject matter of such Action, to reasonably cooperate with the other Party in furnishing information, evidence, testimony and other assistance as may be reasonably requested by the other Party in connection with any such Action. To the extent that either Party receives a notice to appear, subpoena, complaint or other such notification related to an Action that should be properly addressed to the non-receiving Party, the receiving Party shall provide the non-receiving Party with such notice to appear, subpoena, complaint or other such notification promptly after receipt and in any event within five (5) Business Days of having received such notification. The covenants contained in this Section 4.02(a) shall not apply in connection with an adverse Action between the Parties (or any of their Affiliates), and shall not be in lieu of or otherwise limit the indemnification obligations of the Parties pursuant to this Agreement, the Ancillary Agreements or the Merger Agreement. After consultation with the other Party, a Party may restrict such cooperation and provision of such information to the extent such Party reasonably believes (after consultation with counsel) necessary to (i) comply with its existing confidentiality agreements with third parties, provided that such Party has used its commercially reasonable efforts to obtain consent to disclosure, (ii) prevent a violation of applicable laws, or (iii) preserve legal privilege that such Party or any of its Affiliates otherwise would be entitled to assert; provided, however, that in each case the applicable Party shall notify the other Party of the existence of such information and reasonably cooperate to find a way to allow provision of such information to the extent doing so would not (in the good faith belief of the disclosing Party after consultation with outside counsel) reasonably be likely to (x) result in a violation of the applicable agreement or law, or (y) undermine the applicable privilege.
          (b) Subject to the indemnification provisions of Article VI, the Party requesting such assistance shall pay or reimburse the other Party for all reasonable out-of-pocket expenses incurred by the Party providing such assistance in connection therewith, including reasonable attorneys’ fees and all travel, lodging and meal expenses.
          (c) From and after the Closing, the Parties shall, and shall cause their Affiliates to, cooperate with one another to ensure the orderly transition of the Other Businesses from the Company to Newco and to minimize any disruption to the Other Businesses and to the Company’s remaining businesses that might result from such transition.
          (d) At all times after the Closing Date, each of the Company and Newco and their respective Affiliates authorizes Newco and its Affiliates, on the one hand, or the Company and its Affiliates, on the other hand, as the case may be, to receive and open all mail, email, telegrams, packages and other communications received by it and not unambiguously intended for such other Party (or its Affiliates) or any of such other Party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party. To the extent that any such communications relate to the business of the non-receiving Party, the receiving Party shall promptly deliver such mail, email, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. In addition, (x) to the extent that Newco or any of its Affiliates during the Restricted Period receives any communications or inquiries regarding the provision of Company Services, it shall use good faith efforts to promptly (and in the case of a request for a proposal to provide Company Services within five (5) Business Days) forward such communication or inquiry to the officers of the Company designated by the Steering Committee after the Closing to receive such communications and inquiries, and (y) to the extent that the Company or any of its Affiliates during the Restricted Period receives any communications or inquiries regarding the provision of Newco Services (but excluding the provision of Company Excepted Services), it shall use good faith efforts to promptly (and in the case of a request for a proposal to provide Newco Services (other than Company Excepted Services) within five (5) Business Days) forward such communication or inquiry to the officers of Newco designated by the Steering Committee after the Closing to receive such communications and inquiries. The provisions of this Section 4.02(d) are not intended to, and shall not be deemed to, constitute an authorization by any of the Parties or their respective Affiliates to permit the other Party to accept service of process on its or its Affiliates’ behalf, and neither Party is or shall be deemed to be the agent of the other Party or its Affiliates for service of process purposes.
          (e) Following notification by Newco to the Company of Newco’s new email domain name, the Company, until the date that is three (3) years after the Closing, shall cause all emails addressed to user names for Newco Employees under the “bah.com” email domain name to be immediately routed to email accounts bearing the corresponding user names under Newco’s new email domain name; provided, however, that, in connection therewith, the Company shall be permitted to employ any spam filtering methods it uses in the ordinary course of its own operations.
          (f) From and after the Closing Date until the date of the final payment of any amounts from the Spin-Off Escrow Agreement Account under Section 4.4(c) of the Employee Matters Agreement, the funds in the Spin-Off Agreement Escrow Account shall be available to reimburse the Company and Newco for reasonable costs and expenses incurred by such Party in connection with obtaining third-party consents or approvals pursuant to Sections 2.07(a), 2.07(b)

and 4.04; provided that the Parties shall be entitled to such reimbursement under this Section 4.02(f) solely to the extent (1) of remaining funds available, if any, in the Spin-Off Agreement Escrow Account, and (2) such cost or expense has not otherwise been reflected in the calculation of the Estimated Working Capital Adjustment or the Final Working Capital Adjustment (each as defined in the Merger Agreement), in the case of costs and expenses of the Company, or the Estimated NAV Transfer Adjustment or the Final NAV Transfer Adjustment, in the case of costs and expenses of Newco. Claims for reimbursement under this Section 4.02(f) shall be made in accordance with the following procedures. Claims may not be submitted until the Final NAV Transfer Amount has been finally determined, and the relevant payment has been made, under Sections 2.03(g) and 2.03(h). If, after giving effect to such payment, there are funds remaining in the Spin-Off Agreement Escrow Account, thereafter, within a reasonable period following the incurrence of any reimbursable costs or expenses by a Party pursuant to Sections 2.07(a), 2.07(b) or 4.04, the Party incurring such costs or expenses shall deliver to the other Party a statement setting forth the amount of such costs and expenses incurred (together with reasonably detailed back-up data to support such costs and expenses) and a request for reimbursement from the Spin-Off Agreement Escrow Account. Within five (5) Business Days of receipt of such request, Newco and the Company shall jointly instruct the Escrow Agent to distribute the amount of such costs to the requesting Party from the available funds, if any, in the Spin-Off Agreement Escrow Account. In the event insufficient funds remain available in the Spin-Off Agreement Escrow Account to satisfy any such claim, the costs and expenses incurred pursuant to Sections 2.07(a), 2.07(b) or 4.04 shall be borne by the Party that received or was to receive the relevant asset or for whose benefit the relevant liability was assumed or was to be assumed.
          4.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Company and Newco shall bear their own costs and expenses.
          4.04 Further Assurances; Books and Records. From time to time after the Closing Date, the Company and Newco shall, and shall cause their respective Affiliates to, promptly execute and deliver, without consideration, such documents as any of them may reasonably request, including, without limitation, assignment and assumption agreements with respect to the Assumed Contracts, deeds, bills of sale, consents and other instruments in addition to those specified in this Agreement, in such form as may be appropriate, or take any additional actions, in each case, if reasonably necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, to more effectively transfer, convey and assign to Newco or the Company (or to more effectively record or evidence the same), and to put Newco or the Company in actual possession and control of, in the case of Newco, the Other Businesses and the Other Business Assets, free and clear of Encumbrances that are Excluded Liabilities other than Permitted Encumbrances, and, in the case of the Company, the U.S. Government Business and the Excluded Assets, free and clear of Encumbrances that are Assumed Liabilities other than Permitted Encumbrances, and to cause Newco, in the case of Assumed Liabilities, and the Company, in the case of Excluded Liabilities, to effectively assume (or to more effectively record or evidence the same) such liabilities, including, without limitation, using commercially reasonable efforts to obtain any necessary third-party consents or approvals; provided that any costs and expenses incurred to obtain any such consent or approval shall be borne by the Parties in accordance with Section 4.02(f). In addition, each Party shall promptly provide the other Party with copies of all Books and Records owned or controlled by such Party to the extent that they are related to the Other Businesses, in the case of such Books and Records held by the Company or the U.S. Government Subsidiaries, or the U.S. Government Business, in the case of such Books and Records held by Newco or the Other Subsidiaries, and to the extent they already exist, including upon either Party’s reasonable request. In the case of such Books and Records to be delivered to either Party that are maintained in electronic format, such Books and Records shall be delivered in an electronic format reasonably requested by the requesting Party to the extent practicable.
          4.05 Administration of Accounts.
          (a) All payments and reimbursements made by any third-party in the name of or to the Company or any of its Affiliates that constitute Other Business Assets that are received after the Closing shall be held by the Company in trust for the benefit of Newco and, promptly upon receipt by the Company or such Affiliate of any such payment or reimbursement, the Company shall pay over or cause to be paid over to Newco the amount of such payment or reimbursement without deduction, withholding or right of set-off.
          (b) All payments and reimbursements by any third-party in the name of or to Newco or any of its Affiliates that constitute Excluded Assets that are received after the Closing shall be held by Newco in trust for the benefit of the Company and, promptly upon receipt by Newco or such Affiliate of any such payment or reimbursement, Newco shall pay over or cause to be paid over to the Company the amount of such payment or reimbursement without deduction, withholding or right of set-off.
          4.06 Confidentiality and U.S. Export-Controlled Information. For a period of three (3) years from the Closing Date (the “Restricted Period”), the Company, on the one hand, and Newco, on the other hand, shall hold and shall cause their respective Affiliates to hold, and shall each cause their respective past, present and future representatives and employees to hold, in confidence and not disclose, use or release without the prior written consent of the other Party, any and all Confidential Information (as defined herein) of the other Party; provided that (a) the Parties may use, or may permit use of, Confidential Information of the other Party that was disclosed prior to the Closing Date in accordance with any applicable terms of the Ancillary Agreements, and (b) the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective representatives and employees who have a need to know and use such information for legal, tax, accounting and financial reporting purposes and are informed of their obligation to hold such information confidential and not use such information to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, the Company, on the one hand, and Newco, on the other hand, as the case may be, shall be responsible, (ii) if the Parties hereto, their Affiliates or their representatives are compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of applicable law, or (iii) to the extent reasonably necessary to be disclosed in connection with the resolution of any dispute with respect to this Agreement, the Merger Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Company, on the one hand, or Newco, on the other hand, as the case may be, shall promptly notify the other Party of the existence of such request or demand and shall provide to the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties shall cooperate in obtaining (each at its own expense). In the event that such appropriate protective order or other remedy is not obtained, the Party who is required to disclose Confidential Information shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. “Confidential Information” shall mean all proprietary technical, economic, environmental, operational, financial and/or other business information or material of one Party or its Subsidiaries which, prior to, on or following the Closing Date, has been disclosed by the Company or its Affiliates (including the U.S. Government Subsidiaries), on the one hand, or Newco or its Affiliates (including the Other Subsidiaries), on the other hand, in written, oral (including by recording), electronic or visual form to, or otherwise has come into the possession of, the other Party or its Subsidiaries, including pursuant to any other provision of this Agreement or any Ancillary Agreement, or as a result of the Company’s direct or indirect ownership of the Other Businesses and the Other Business Assets prior to the Closing (except, in each case, to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party or its Affiliates, (2) lawfully acquired from other sources by such Party or its Affiliates to which it was furnished, or (3) developed by or for that Party without reference to the Confidential Information; provided, however, in the case of subclause (2), that such sources did not provide such information in breach of any confidentiality or other legal obligations of which the receiving Party had knowledge).
          4.07 Transferring Employees.
          (a) At the close of business on the Closing Date, any person who is a Newco Employee shall cease to be an employee of the Company or any U.S. Government Subsidiary and shall automatically become an employee of Newco or the Other Subsidiaries. Except where a Newco Employee’s employment transfers automatically to Newco or the Other Subsidiaries in connection with the Spin Off pursuant to applicable law, Newco shall, or shall cause the Other Subsidiaries to, offer employment, effective as of the Spin Off, to each Newco Employee who is employed by the Company or any of the U.S. Government Subsidiaries immediately prior to the Spin Off. The Parties hereto intend that there shall be continuity of employment with respect to all Newco Employees. On and immediately after the Closing Date, Newco or the Other Subsidiaries shall continue to provide employment to all Newco Employees on substantially comparable terms and conditions of employment (including salary or hourly wages, benefits, job responsibility and location) in the aggregate as those provided to such employees immediately prior to the Closing Date. Offers of employment made by Newco pursuant to this Agreement shall be sufficient to avoid statutory and contractual or other severance or separation obligations. At the close of business on the Closing Date, the Company Employees identified on Section 4.11(k) of the Company Disclosure Schedule (as defined in the Merger Agreement) as being employed by Newco or an Other Subsidiary shall (i) become an employee of the Company or a U.S. Government Subsidiary or (ii) shall remain employed by Newco or an Other Subsidiary for a period of up to one (1) year following the Spin Off Date and shall continue to provide services to the Company and its Affiliates in accordance with the terms of a secondment agreement to be entered into between Newco or an Other Subsidiary, as the case may be, and the Company. The Company shall, or shall cause a U.S. Subsidiary to, offer employment, effective as of the Spin Off or the end of the secondment, to each such Company Employee identified on Section 4.11(k) of the Company Disclosure Schedule who is employed by Newco or any of the Other Subsidiaries immediately prior to the Spin Off. The Parties hereto intend that there shall be continuity of employment with respect to all Company Employees. On and immediately after the Closing Date or the end of any secondment referred to in this Section 4.07(a), the Company or a U.S. Government Subsidiary shall continue to provide employment to all Company Employees whose employment is transferred to the Company pursuant to this Section 4.07(a) on substantially comparable terms and conditions of employment (including salary or hourly wages, benefits, job responsibility and location) in the aggregate as those provided to such employees immediately prior to the Closing Date.
          (b) Except as expressly provided otherwise in Article IV of the Employee Matters Agreement with respect to Newco Workers’ Compensation Employees and Newco Disabled Employees (as each term is defined in Article IX of the Employee Matters Agreement), all Newco Employees shall cease to be active participants in any and all Company Plans as of the Closing Date, and no additional benefits for such Newco Employees shall accrue under the Company Plans in respect of periods following the Closing Date. Effective as of the Closing Date, the Company and Newco shall enter into an “Employee Matters Agreement” in the form attached hereto as Exhibit L, which shall, among other things, allocate the liabilities, obligations and commitments with respect to the Newco Employees and the Company Employees following the Closing Date.
          (c) The Company and Newco agree to cooperate reasonably and in good faith to minimize any costs that may be borne by the Company or Newco or their respective Subsidiaries as a result of the transactions contemplated by this Agreement (including, without limitation, severance costs) and to cooperate reasonably and in good faith on other transition matters relating to the Newco Employees and their benefits; provided, however, that Newco shall indemnify the Company Indemnified Parties (in accordance with Article VI as an Assumed Liability) from and against any and all Losses incurred by any of them arising as a result of the actual or constructive termination of employment of any Newco Employee by the Company or its Subsidiaries on or prior to the Spin Off or by Newco following the Spin Off (including, but not limited to, in connection with or as a result of the consummation of the transactions contemplated by this Agreement); and provided, further, that nothing in this Section 4.07 shall (i) cause any employee to be deemed to have incurred a termination of employment; and (ii) no transfer of employment between the Company and Newco before the Spin Off shall be deemed a termination of employment for any purposes. No provision of this Agreement shall constitute an amendment of any Company Plan or any Newco Plan. Nothing in this Section 4.07, whether express or implied, shall create any third-party beneficiary or other right in any Person other than the Company and Newco (including, but not limited to, any Newco Employee or any participant in any Company Plan). Nothing in this Agreement shall constitute or create an employment agreement with any Newco Employee or constitute an amendment to any Company Plan or any other plan or arrangement covering the Newco Employees.
          (d) Newco and the Company shall, and shall cause their respective Affiliates to, cooperate in good faith in providing to the other party hereto or labor union in which Newco Employees participate or any applicable works council in due time all information required by law with respect to (i) Newco and the Other Subsidiaries, (ii) the transfer of the Other Businesses pursuant to the Spin Off, (iii) the transfer of the Newco Employees to Newco and the Other Subsidiaries in connection with the Spin Off, and (iv) the compensation and benefits to be provided to Newco Employees following the Spin Off.

          4.08 Guarantees; Letters of Credit. Prior to the Closing Date, (a) the Company shall use commercially reasonable efforts to replace or cause to be terminated, in either case, with no further liabilities or obligations on the part of Newco or any Other Subsidiary, all guarantees (and arrangements having the economic effect of a guarantee), letters of credit, performance bonds, surety bonds, customs bonds or similar obligations of Newco or the Other Subsidiaries or Other Businesses with respect to any obligation (other than an Assumed Liability) of the Company or any of its Affiliates, other than Newco or an Other Subsidiary (“Other Business Guarantees”), and (b) Newco shall use commercially reasonable efforts to replace or cause to be terminated, in either case, with no further liabilities or obligations on the part of the Company or any U.S. Government Subsidiary, all guarantees (and arrangements having the economic effect of a guarantee), letters of credit, performance bonds, surety bonds, customs bonds or similar obligations of the Company or any of the U.S. Government Subsidiaries with respect to any obligation (other than an Excluded Liability) of Newco or any of its Affiliates, other than the Company or a U.S. Government Subsidiary (“Company Guarantees”); provided that, in each case, the Company and Newco may make arrangements reasonably satisfactory to the other Party that will allow the Company and the U.S. Government Subsidiaries, in the case of the Company Guarantees, and Newco and the Other Subsidiaries, in the case of Other Business Guarantees, to be released from and have no liability under the applicable credit support arrangements. In the event that any Other Business Guarantee or Company Guarantee has not been terminated as of the Closing, from and after the Closing, (A) the Company shall indemnify the Newco Indemnified Parties from and against any and all Losses incurred by any of them relating to the Other Business Guarantees, and shall not amend, modify or renew any agreement subject to an Other Business Guarantee without the consent of Newco, in its sole discretion, and (B) Newco shall indemnify the Company Indemnified Parties from and against any and all Losses incurred by any of them relating to the Company Guarantees, and shall not amend, modify or renew any agreement subject to a Company Guarantee without the consent of the Company, in its sole discretion. Any such indemnity shall be provided in accordance with Article VI as an Excluded Liability (in the case of an Other Business Guarantee) or an Assumed Liability (in the case of a Company Guarantee).
          4.09 Covenants Not To Compete.
          (a) Newco agrees that, for the Restricted Period, it and its Subsidiaries shall not, directly or indirectly, whether as a prime contractor or a subcontractor, provide, offer to provide, sell, offer to sell or advertise for the provision or sale of Company Services (provided that Newco, directly or indirectly, may provide, offer to provide, sell, offer to sell or advertise for the provision or sale of (x) services or products in respect of World Bank Engagements outside of the United States and (y) Cybersecurity Services, (i) outside of the United States or (ii) in the United States pursuant to a purchase order, contract, agreement or other obligation (provided that Cybersecurity Services shall represent less than twenty percent (20%) of the aggregate revenues expected to be earned under such purchase order, contract, agreement or other obligation) with a Person for which Newco or a Subsidiary of Newco is the prime contractor, but only, in the case of clause (ii), to the extent such Cybersecurity Services are either (A) subcontracted to the Company or (B) if required by the client, subcontracted to another third-party); engage or participate in the activities of a Company Competitor with respect to providing Company Services; assist or advise (including through the provision of Newco Services) a Company Competitor with respect to providing Company Services; have an interest in a Company

Competitor as an employee, owner, partner, shareholder, officer, director or member; or knowingly permit its name to be used by a Company Competitor in connection with providing any services (other than Newco Services); provided, however, that Newco, directly or indirectly, may provide Newco Services as a prime contractor or a subcontractor to Company Competitors, including without limitation services and products relating to generally improving internal operations, restructuring operations, reducing costs and developing business strategies, so long as such services and products, singly and in the aggregate, would not reasonably be expected to assist such Company Competitor to develop or implement a strategy or capability to deliver Company Services. The foregoing shall not prohibit Newco from providing Newco Services to a Company Competitor so long as (i) such services are addressed to operations of such Company Competitor that are unrelated to the Company Services and (ii) such services have only an incidental impact, if any, on such Company Competitor’s activities and operations that are competitive with the Company Services. Notwithstanding anything to the contrary herein, Newco and its Subsidiaries shall be entitled to provide, and it shall not be deemed a breach of this Section 4.09(a) if Newco or any of its Subsidiaries provides, products or services that would otherwise constitute a breach of this Section 4.09(a) to a Person (a “Pre-Closing Newco Client”), during the Restricted Period if such products or services are provided pursuant to a contract, for which the officer in charge of the applicable project (a “Pre-Closing Newco Project”) is a Commercial Partner or a Newco Employee, either (i) entered into prior to the Closing or (ii) entered into after Closing, but in the case of clause (ii) only if a proposal was sent to such Pre-Closing Newco Client prior to the Closing. Newco and its Subsidiaries shall not be entitled during the Restricted Period to enter into an extension of a Pre-Closing Newco Project that would otherwise constitute a breach of this Section 4.09(a) (a “Pre-Closing Newco Project Extension”) unless they offer to co-plan and co-market any such Pre-Closing Newco Project Extension with the Company under Section 4.09(f); provided, however, that if the Company does not agree within ten (10) Business Days thereafter to participate in such co-planning and co-marketing, subject to the final sentence of this Section 4.09(a), Newco and its Subsidiaries shall be entitled to provide, and it shall not be deemed a breach of this Section 4.09(a) if Newco or any of its Subsidiaries provides, such Pre-Closing Newco Project Extension; provided further that Newco and its Subsidiaries shall not be entitled to undertake a Pre-Closing Newco Project Extension with any of the Persons or U.S. government services divisions (as applicable) that it would not be allowed to sell services to pursuant to the next sentence of this Section 4.09(a). Notwithstanding anything to the contrary in this Agreement, Newco agrees that, for the Restricted Period, it and its Subsidiaries shall not, directly or indirectly, whether as a prime contractor or a subcontractor, provide, offer to provide, sell, offer to sell or advertise for the provision or sale of any services (including Company Services and Newco Services) to (x) any of the following Persons, their Subsidiaries or the Prohibited Successors of either of the foregoing: Electronic Data Services Corporation, Jacobs Engineering Group, Science Applications International Corporation, BearingPoint, Inc., Accenture Ltd., CACI International Inc., ManTech International Corporation, Stanley Associates, Inc., VSE Corporation, SRA International, Inc., Deloitte Consulting LLP, ARINC Incorporated, Computer Sciences Corporation, Scitor Corporation, SRI International, Alion Science and Technology, MTC Technologies Inc., SI International, SPARTA, Inc., or Wyle Laboratories, Inc., or (y) the U.S. government services divisions of the following Persons or their Subsidiaries or the Prohibited Successors of such divisions: BAE Systems, The Boeing Company, General Dynamics, Harris Corp., IBM, L3 Communications, Lockheed Martin, Raytheon or Northrop Grumman (in the

case of this clause (y), only to the extent that the primary purpose of such division or other internal organizational construct of such Person is to provide those specific services set forth on Schedule 4.09(a) (the “Core Company Services”) to a U.S. Government Body); provided that Newco shall not be prohibited from providing to any Person identified in clause (y) of this sentence (other than any U.S. government services division or other internal organizational construct of such Person whose primary purpose is to provide Core Company Services to a U.S. Government Body) Newco Services so long as (i) such services are addressed to operations of such Person that are unrelated to the Company Services and (ii) such services have only an incidental impact, if any, on such Person’s activities and operations that are competitive with the Company Services.
          (b) The Company agrees that, for the Restricted Period, it and its Subsidiaries shall not, directly or indirectly, whether as a prime contractor or a subcontractor, provide, offer to provide, sell, offer to sell or advertise for the provision or sale of any consulting services, either management or technical, or any related products to any Person, other than the provision, sale, offering or advertising of Company Services (the “Newco Services”); engage or participate in the activities of a Newco Competitor with respect to providing the Newco Services (other than Company Excepted Services); assist or advise (including through the provision of Company Services) a Newco Competitor with respect to providing the Newco Services (other than Company Excepted Services); have an interest in a Newco Competitor as an employee, owner, partner, shareholder, officer, director or member; or knowingly permit its name to be used by a Newco Competitor in connection with providing any services (other than Company Services or Company Excepted Services), in each case anywhere in the Newco Covered Territories; provided, however, that, notwithstanding anything to the contrary in this Agreement, (i) the Company may acquire a Person that provides Newco Services (a “Commercial Acquired Company”) and such Person may thereafter continue to provide such Newco Services if the Company and such Person do not use the name “Booz” or any derivation thereof in connection with the provision of such Newco Services by such Person after such acquisition and during the Restricted Period; (ii) the Company may have such contact with foreign Governmental Entities or other Persons in connection with Cybersecurity Services, Foreign Government Projects, International Defense Projects and World Bank Engagements and with the sale or provision of the services and products described in Sections 1.45(i), (vi) and (vii) and 4.09(b)(iii)(A), (C) and (D) as is necessary or reasonably appropriate to carry on the U.S. Government Business relating to, and to perform such, Cybersecurity Services, Foreign Government Projects, International Defense Projects and World Bank Engagements and provide such services and products described in Sections 1.45(i), (vi) and (vii) and 4.09(b)(iii)(A), (C) and (D); provided, however, that, with respect to Cybersecurity Services and the services and products described in Section 1.45(vii), such contact permitted pursuant to this clause (ii) shall not consist of any proactive marketing of products and services by the Company or its Subsidiaries (except in connection with the provision of services and products, as contemplated by Section 4.09(f)); and (iii) the Company may provide, as a prime contractor or subcontractor, services and products to (A) Buyer Entities, (B) any Persons in connection with the GSA Required Engagements, (C) the non-governmental and not-for-profit organizations set forth on Schedule 4.09(b) and (D) commercial entities in connection with such entities’ sale of services equivalent to the Company Services (the services and products described in clause (iii) being the “Company Excepted Services”). The Company agrees that, to the extent it or its Subsidiaries provide the Company Excepted Services described in Section 4.09(b)(iii)(B), it will, to the extent permitted by applicable law and the terms of the applicable client engagements, provide notice to Newco upon Newco’s request (not more than four times during any 12-month period), during the Restricted Period, of the aggregate value of such Company Excepted Services and a brief breakdown and description thereof. Notwithstanding anything to the contrary in this Section 4.09(b), the provision by the Company of any Newco Services to any Person shall not be considered a violation of this Section 4.09(b) if the opportunity for such engagement was originated with no proactive marketing to such Person and the revenues generated from the provision of such Newco Services to all such Persons does not exceed $1,000,000 in the aggregate during any 12-month period during the Restricted Period. Notwithstanding anything to the contrary herein, the Company and its Subsidiaries shall be entitled to provide, and it shall not be deemed a breach of this Section 4.09(b) if the Company or any of its Subsidiaries provides, products or services that would otherwise constitute a breach of this Section 4.09(b) to a Person (a “Pre-Closing Company Client”) during the Restricted Period if such products or services are provided pursuant to a contract, for which the officer in charge of the applicable project (a “Pre-Closing Company Project”) is a Government Shareholder or a Company Employee, either (i) entered into prior to the Closing or (ii) entered into after Closing, but in the case of clause (ii) only if a proposal was sent to such Pre-Closing Company Client prior to the Closing. The Company and its Subsidiaries shall not be entitled during the Restricted Period to enter into an extension of a Pre-Closing Company Project that would otherwise constitute a breach of this Section 4.09(b) (a “Pre-Closing Company Project Extension”) unless they offer to co-plan and co-market any such Pre-Closing Company Project Extension with Newco; provided, however, that if Newco does not agree within ten (10) Business Days thereafter to participate in such co-planning and co-marketing, the Company and its Subsidiaries shall be entitled to provide, and it shall not be deemed a breach of this Section 4.09(b) if the Company or any of its Subsidiaries provides, such Pre-Closing Company Project Extension.
          (c) Each of Newco and the Company agrees that for the Restricted Period it and its Subsidiaries shall not, directly or indirectly:
     (i) solicit or attempt to solicit any customer of the other Party or any of its Subsidiaries to adversely change its relationship with or cease doing business with the other Party or any of its Subsidiaries;
     (ii) solicit or attempt to solicit any supplier, distributor, consultant, licensor, licensee or other business relation of the other Party or any of its Subsidiaries to adversely change its relationship with or cease doing business with the other Party or any of its Subsidiaries; or
     (iii) hire or attempt to hire any Person who was at the Closing or is then a director, officer, employee, consultant or agent of the other Party or any of its Subsidiaries (other than employees of such Person who are also shareholders of such Person, who are the subject of Sections 4.09(d) and 4.09(e), and administrative staff), unless such Person’s employment with the other Party or any of its Subsidiaries had previously been terminated by such Party or its applicable Subsidiary (x) pursuant to a general reduction in workforce or (y) without cause.

          (d) Newco agrees that, until the earlier of (i) the fifth anniversary of the Closing Date or (ii) a Change of Control of the Company (which shall not include the transactions contemplated by the Merger Agreement), Newco and its Subsidiaries shall not, directly or indirectly, hire or attempt to hire any Person who was, at or prior to the Closing, or is then, a shareholder of the Company (other than a Commercial Partner), unless such Person’s employment with the Company or any of its Subsidiaries had been terminated (x) more than 12 months prior to the Closing or (y) by the Company or its applicable Subsidiary (A) pursuant to a general reduction in workforce or (B) without cause. In addition, Newco agrees that, during the Restricted Period, it and its Subsidiaries shall not, directly or indirectly, acquire a Company Competitor (whether by merger, consolidation or similar transaction or sale or transfer of voting shares, capital stock, assets or otherwise). Newco agrees that, if an Affiliate using the Booz Capital Marks (as defined in the Branding Agreement) ceases to be an Affiliate of Newco prior to the fifth anniversary of the Closing Date, prior to the effective date of such cessation, Newco shall cause such Person, on behalf of itself and its Subsidiaries, to enter into an agreement with the Company pursuant to which such Person agrees to be bound by the restrictive terms and conditions and for the periods set forth in Section 4.09(a), 4.09(c) and this 4.09(d), mutatis mutandis. Notwithstanding anything to the contrary in the Branding Agreement, the Company will not be required to enter into a written license agreement with any such former Affiliate of Newco under Article XII of the Branding Agreement unless and until such former Affiliate has entered into the agreement referred to in the sentence immediately preceding this sentence.
          (e) The Company agrees that, until the earlier of (i) the fifth anniversary of the Closing Date or (ii) a Change of Control of Newco (which shall not include the transactions contemplated by this Agreement), the Company and its Subsidiaries shall not, directly or indirectly, hire or attempt to hire any Person who was, at or prior to the Closing, a Commercial Partner, or is then a shareholder of Newco, unless such Person’s employment (x) with the Company or any of its Subsidiaries had been terminated more than 12 months prior to the Closing or (y) with Newco or any of its Subsidiaries had been terminated by Newco or its applicable Subsidiary (A) pursuant to a general reduction in workforce or (B) without cause.
          (f) Each of Newco and the Company recognizes and acknowledges the mutual benefit to both Parties in continuing to cooperate in identifying and developing opportunities for joint project engagements and in sharing information regarding potential engagements. In particular (but subject to, and without limiting, the restrictions contained in Section 4.09(a) or 4.09(b) (including the definitions used therein)), Newco recognizes and acknowledges that (x) the U.S. Government Business has in the past conducted and, as of the Closing Date, conducts Newco Services, (y) the Company expects to continue to conduct such services in a manner and in volumes consistent with historical practices and (z) the Company must maintain the conduct of such services in a manner and in volumes consistent with past practice in order to support the capabilities of the Company and reasonableness of the prices offered by the Company under, and to maintain and compete for, in each case, Federal Supply Schedule Contracts at labor rates consistent with past practices as adjusted for annual and other increases. As a result, during the Restricted Period, each of Newco and the Company agrees to cooperate in good faith and to facilitate further cooperation among their respective partners to (i) identify potential opportunities for joint project engagements and engagements for which the other Party would be well suited, (ii) subject to the terms of applicable client engagements and other applicable confidentiality restrictions, share such information in clause (i) with the other

Party, from time to time, (iii) co-plan and co-market the provision of products and services to Persons mutually agreed by the Parties or their respective applicable partners as set forth below, (iv) commit to devote substantially comparable partner-level, client-marketing days to such co-marketing subject to the restrictions set forth below, and (v) use good faith efforts to ensure that the time and effort invested by each Party and its employees results in revenue recognition reasonably consistent with marketing activities in the commercial consulting market, in each case, anywhere in the world. The Parties anticipate that the healthcare, information technology, financial services and energy markets present significant opportunities for cooperation. This provision is intended to memorialize the Parties’ desire to cooperate in good faith, as set forth above and below, and shall not be construed to limit any additional cooperation as may be agreed upon from time to time by the Parties or their respective partners. Without limiting the generality of the foregoing, each of Newco and the Company agrees as follows. From time to time during the Restricted Period:
     (i) Each of Newco and the Company or their respective partners shall identify joint project engagements that are scheduled to expire within the immediately following twelve (12) month period and shall co-plan and co-market the provision of similar products and services to the applicable clients;
     (ii) Newco must deploy an amount of partner-level employee time at least equal to the amount of partner-level employee time that the Company deploys to co-market products or services to clients under this Section 4.09(f); provided, however, that, subject to Section 4.09(f)(iv) below, Newco shall not be required to deploy more than forty (40) client marketing days per fiscal quarter (with the initial quarter commencing on the Closing Date);
     (iii) The co-marketing and performance of any project approved in accordance with this Section 4.09(f) shall be led by a partner-level employee of Newco, who shall be the client service officer (who shall have the functions and responsibilities comparable to those of a client service officer of the Company as of the date of this Agreement) with respect to such project, and a partner-level employee of the Company (any Person that acquires products and/or services from Newco and the Company pursuant to the co-marketing efforts set forth in this Section 4.09(f) is referred to herein as a “Co-Marketing Customer”); provided that nothing in this Section 4.09(f)(iii) shall limit the Parties’ or their respective partners’ right, if they so desire, to delegate the co-planning and co-marketing activities contemplated by this Section 4.09(f) other than the initial marketing presentation to a client, which shall be made by partner-level employees of each Party;
     (iv) If either Party in good faith believes that the co-marketing contemplated by this Section 4.09(f) has failed to result in revenue recognition reasonably consistent with marketing activities in the commercial consulting market, such Party may (x) require that the Steering Committee consider and implement market-based planning procedures in order to fully realize the intentions of this Section 4.09(f) (and, as part of such consideration, the Steering Committee may consider releasing, and determine by a vote of a majority of its members to release, the Company from certain of the restrictions contained in Section 4.09(b)) and the Steering Committee shall so implement such procedures and (y) require that each Party devote a greater amount of partner-level employee time to the co-marketing efforts contemplated by this Section 4.09(f) (provided, however, that neither Party shall be required to deploy more than fifty (50) client marketing days per fiscal quarter);
     (v) The marketing, provision or sale of any products and services to any Co-Marketing Customer by the Company and Newco under this Section 4.09(f) shall be at rates consistent with historical pricing for similar products and services for each Party; and
     (vi) Each of Newco and the Company or their respective partners shall provide the other Party or its respective partners with lists and other information identifying potential project engagements or Persons of which the providing Party has become aware, that the providing Party determined not to pursue and that, in the good faith judgment of such providing Party, represents an opportunity (x) which is a potential candidate for co-marketing and co-planning under this Section 4.09(f) or (y) for which the other Party would be well suited.
          (g) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 4.09 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 4.09 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Parties agree that this Section 4.09 is reasonable and necessary to protect and preserve the Company’s and Newco’s legitimate business interests and the value of the Company and Newco, as the case may be, and to prevent any unfair advantage conferred on the Company or Newco.
          (h) To the extent either Party wishes to seek a waiver of the restrictions contained in this Section 4.09, such Party shall provide a written request, with reasonable details, regarding the exception sought, to the points of contact from Newco and the Company designated after the Closing by the Steering Committee. The points of contact so designated by the Steering Committee shall promptly review such request, but no Party shall have any obligation to grant any such waiver.
          4.10 Steering Committee.
          (a) Each Party shall appoint three of its senior executive officers promptly after the Closing to a joint committee (the “Steering Committee”) to address and attempt to resolve any issues or disputes that may arise under this Agreement or the Ancillary Agreements. Any member of the Steering Committee shall be entitled to delegate his or her responsibilities to one or more officers of the Party such member represents on the Steering Committee. The Steering Committee shall meet every thirteen (13) weeks (or such other time period mutually agreed by the Parties) to discuss any issues or disputes that may have arisen under this Agreement or any Ancillary Agreement until such time as the Parties jointly determine that such meetings are no longer necessary or appropriate. Such meetings shall be held either in person, by teleconference, by videoconference or by email, as determined by a majority of the members of the Steering Committee. In addition to such regular meetings, the Steering Committee shall, within ten (10) Business Days after any issue or dispute under this Agreement or any Ancillary Agreement is referred to it in writing (which may include email) by either the Company or Newco or as otherwise required under any applicable Ancillary Agreement (or such other time period mutually agreed by the Parties), convene in person, by teleconference, by videoconference or by email to discuss such issue or dispute. The representatives of the Parties serving on the Steering Committee shall attempt in good faith to resolve any such issue or dispute brought before the Steering Committee. If the Steering Committee is unable to resolve any such issue or dispute within ten (10) Business Days (or such other time period mutually agreed by the Parties) after it initially meets to discuss such issue or dispute, such issue or dispute shall be referred to the chief executive officers of the Company and Newco and, if they cannot resolve such issue or dispute within twenty (20) Business Days (or such other time period mutually agreed by the Parties) thereafter, either Party may bring an action in accordance with Section 7.12 (or the corresponding provisions in the applicable Ancillary Agreement) to resolve such issue or dispute.
          (b) Notwithstanding anything to the contrary, when a Party makes a good faith determination that a breach of the terms of this Agreement or any Ancillary Agreement by the other Party is such that a temporary restraining order or other immediate injunctive relief is appropriate, then such Party may make immediate application to a competent court for appropriate provisional remedies in accordance with Section 7.13 (or any similar provision for specific performance in the applicable Ancillary Agreement) without regard to the requirements of Section 4.10(a).
          4.11 Export Control Matters.
          (a) The Company shall retain the current registration (M-5265) with the Department of State’s Directorate of Defense Trade Controls (the “DDTC”) and shall be responsible within five (5) days of the Closing Date to notify the DDTC of the divestiture of Newco. Newco shall promptly register with DDTC as a manufacturer or exporter of defense articles and services.
          (b) The Parties shall cooperate in identifying any technical data that is controlled under any U.S. or non-U.S. export control laws, regulations or other restrictions (“Export Controlled Information”). To the extent that any Company employees or agents and any Newco employees or agents remain co-located at a facility, each Party shall identify its employees that are foreign persons for whom a license or other authorization is required for access to Export Controlled Information. In seeking access to Shared Firm Intellectual Property which is also Export Controlled Information, the Party requesting access shall confirm that the person receiving the Export Controlled Information is authorized by citizenship, residency, license or other authorization under the applicable export control laws or regulations governing the Export Controlled Information.

          4.12 Post-Closing Actions.
          (a) For a period of three (3) years following the Closing, Newco will not redeem, repurchase or otherwise reacquire any shares of Series A Non-Voting Preferred Stock.
          (b) Newco will not cause or permit any of the entity classification elections made pursuant to the steps set forth on Exhibit D to be rescinded or revoked or, in the case of any non-U.S. entity for which an entity classification election was made to change such entity’s classification from an association taxable as a corporation to either a partnership or disregarded entity (each, a “Former CFC”), for a period of five (5) years from such change, cause or permit any subsequent entity classification election to be made to classify such Former CFC as an association taxable as a corporation.
          (c) For a period of two (2) years following the Closing, Newco will not (i) cause or permit any shares of Newco Non-Voting Common Stock to be converted into or exchanged for Newco voting stock, (ii) cause or permit any Former CFC to be transferred to an entity classified as an association taxable as a corporation for U.S. federal income tax purposes, (iii) cause or permit Newco, Newco 2 or Newco 3 to liquidate, dissolve, or convert into or become treated as a disregarded entity or partnership for U.S. federal income tax purposes, (iv) cause or permit Newco to amend, restate or otherwise modify the Certificate of Designations, Preferences and Rights of Series A Non-Voting Preferred Stock of Newco attached hereto as Exhibit F or (v) cause or permit Newco 2 to merge with Newco or Newco 3.
          4.13 German Pension Plan Matters. In consideration of the Additional Cash Transfer and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Newco agrees that (i) promptly after the Closing, it shall, and shall cause its Subsidiaries (including BASP) to, contribute $50,000,000 to Booz Allen Hamilton GmbH (Germany), and shall cause Booz Allen Hamilton GmbH (Germany) to set aside and use such funds, in each case, in a manner appropriate under German law, solely to fund the liabilities of the defined benefit pension plans of Booz Allen Hamilton GmbH (Germany) and (ii) prior to the end of the fiscal year in which the Closing occurs, it shall, and shall cause its Subsidiaries (including BASP) to, contribute an amount to Booz Allen Hamilton GmbH (Germany), and shall cause Booz Allen Hamilton GmbH (Germany) to set aside and use such funds, in each case, in a manner appropriate under German law and in an amount sufficient, to fully fund the liabilities of the defined benefit pension plans of Booz Allen Hamilton GmbH (Germany) as of March 31, 2009; provided, however, that in the case of clauses (i) and (ii), Newco shall fund such liabilities in a tax efficient manner for both Newco and its Subsidiaries and the participants in such defined benefit pension plans.
ARTICLE V.
TAXES
          5.01 Preparation and Filing of Tax Returns.
          (a) Newco shall prepare and timely file (or cause to be prepared and timely filed) (i) all Tax Returns of Newco, Newco 2, Newco 3 and the Other Subsidiaries with respect to any tax period beginning on or after the Closing Date and (ii) all Tax Returns with respect to any Other Taxes or non-U.S. Income Taxes that are Assumed Liabilities. Newco shall timely pay all Taxes due with respect to such Tax Returns.
          (b) The Company shall prepare and timely file (or cause to be prepared and timely filed) (i) all Tax Returns with respect to the Company and its Subsidiaries, including any consolidated, combined entity, unitary or similar Tax Return that includes Newco, Newco 2, Newco 3 and the Other Subsidiaries, and (ii) all Tax Returns of Newco, Newco 2, Newco 3 and the Other Subsidiaries relating to U.S. federal, state or local Income Taxes with respect to any tax period that begins before and ends after the Closing Date. Subject to Section 5.05, the Company shall timely pay all Taxes due with respect to such Tax Returns. With respect to any Tax Returns described in clause (ii), Newco shall timely reimburse the Company for all Taxes attributable to the Post-Closing Partial Period.
          5.02 Cooperation and Retention.
          (a) The Company and Newco and their respective Affiliates shall provide the other Party, promptly upon request, with such cooperation and assistance, documents and other information, without charge, as may reasonably be requested by such Party in connection with (i) the preparation and filing of any original or amended Tax Return or any other filing with any taxing authority, (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving Taxes, or (iii) the verification by a Party of an amount payable hereunder to, or receivable hereunder from, another Party. Such cooperation and assistance shall include, without limitation: (i) the provision on demand of Books and Records, Tax Returns, documentation or other information relating to any relevant Tax Return, in each case, owned or controlled by the Party or its Affiliates receiving such demand, (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations, (iii) the prompt and timely filing of appropriate claims for refund, and (iv) the use of commercially reasonable efforts to obtain any documentation from a Governmental Entity or a third-party that may be necessary or helpful in connection with the foregoing. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.
          (b) The Company and Newco shall retain or cause to be retained all Tax Returns and all Books and Records, schedules, workpapers and other documents relating thereto with respect to taxable periods ending on or prior to the Closing Date, in each case, owned or controlled by the Company or Newco or their Affiliates, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement. The Parties shall promptly notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.
          5.03 Taxable Year. The Company and Newco agree that (i) Newco, Newco 2, Newco 3 and the Other Subsidiaries shall be included in the consolidated federal income Tax Return of the Pre-Spin Off Group for the taxable year that ends at the close of business on the

Closing Date (and in all corresponding consolidated, combined or unitary state or other Tax Returns of the Pre-Spin Off Group), (ii) the Company and the U.S. Government Subsidiaries shall begin a new taxable year for purposes of such federal and, to the extent permitted by law, state Taxes on the day after the Closing Date, and (iii) Newco, Newco 2, Newco 3 and the Other Subsidiaries shall begin a new taxable year for purposes of such federal and, to the extent permitted by law, state Taxes on the day after the Closing Date. The Parties further agree that, to the extent permitted by applicable law, all federal, state or other Tax Returns shall be filed consistently with this position. Any Taxes for a Tax period beginning before, and ending after, the Closing Date shall be apportioned between the portion of such period ending on the Closing Date (the “Pre-Closing Partial Period”) and the portion of such period beginning after the Closing Date (the “Post-Closing Partial Period”) based on the actual activities, taxable income or taxable loss of the applicable entity during such Pre-Closing Partial Period and such Post-Closing Partial Period on a closing of the books basis.
          5.04 Amendments to Tax Returns; Refunds.
          (a) No Tax Returns (other than for Income Taxes that are Excluded Liabilities) filed by the Company or its Subsidiaries with respect to the Other Businesses and with respect to tax periods (or portions thereof) ending on or prior to the Closing Date may be amended without Newco’s consent, which shall not be unreasonably withheld.
          (b) Newco, Newco 2, Newco 3 and the Other Subsidiaries shall promptly pay the Company the amount of any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) received by Newco, Newco 2, Newco 3 or the Other Subsidiaries net of any costs related thereto attributable to any Taxes that are Excluded Liabilities. Newco shall, if the Company so requests and at the Company’s expense, cause Newco or any of its Affiliates to use commercially reasonable efforts to obtain and expedite the receipt of any refund to which the Company is entitled pursuant to this Section 5.04.
          5.05 Deductions with Respect to Compensation. All deductions, credits or other benefits for United States federal, state and local Income Tax purposes that (i) result from any payment in the nature of compensation that is paid in connection with the transactions contemplated by this Agreement (including the Commercial Restructuring), or (ii) relate to, arise out of, or are in connection with, the consummation of the Merger or the other transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, any compensation deduction related to, arising out of, or in connection with, payments to any Sellers made thereunder but excluding, for the avoidance of doubt, in each case, the Newco Bonus Liabilities) shall be taken by the Company, and neither Newco, Newco 2, Newco 3 nor any Other Subsidiary shall take any position on any Tax Return which is inconsistent with such treatment, unless required to do so pursuant to a Final Determination to such effect.
          5.06 Indemnification.
          (a) Notwithstanding anything to the contrary in this Agreement, if (i) a majority of Newco Shares (or a majority of Newco’s assets) are sold to a third-party within three (3) years after the Closing Date at a price in excess of the allocable portion of the fair market value of the Newco Shares, as determined by Newco and the Company in accordance with

Section 10.6 of the Merger Agreement (the “Agreed Value”), and (ii) a taxing authority successfully asserts that the fair market value of the Newco Shares at the time of the Spin Off is in excess of the Agreed Value, Newco shall, subject to the provisions set forth in this Section 5.06, indemnify the Company Indemnified Parties for the resulting increased Pre-Closing Taxes.
          (b) Dual Consolidated Losses.
     (i) After the Closing Date, Newco and the Company shall file or cause to be filed a New Domestic Use Agreement and Original Elector Statement, as applicable, by the due date (including extensions) of its Tax Return for the year in which the Spin Off occurs and meet all other requirements necessary to prevent the Spin Off or any other transaction contemplated by this Agreement from causing the recapture of Dual Consolidated Losses.
     (ii) After the Closing Date, Newco shall annually file or cause to be filed by the due date (including extensions) of its Tax Return all reports and certifications that are necessary pursuant to Treasury Regulations Section 1.1503(d)-6(g) to prevent the recapture of Dual Consolidated Losses. Upon the occurrence of any subsequent trigger event described in Treasury Regulations Section 1.1503(d)-6(e), subject to Section 5.06(b)(iii)(x), Newco shall report the recapture income (and any related interest charge) with its timely filed Tax Return for the year in which the subsequent triggering event occurs.
     (iii) Notwithstanding anything to the contrary in this Agreement, (x) the Company shall indemnify the Newco Indemnified Parties for any Losses arising out of or related to the recapture of Dual Consolidated Losses, which recapture results from any action of the Company or its Affiliates (including the Company’s failure to satisfy its obligations described in clause (i) above), and (y) Newco shall indemnify the Company Indemnified Parties for any Losses arising out of or related to the recapture of Dual Consolidated Losses, which recapture results from any action of Newco or its Affiliates (including Newco’s failure to satisfy its obligations described in clauses (i) and (ii) above).
          (c) Upon the receipt by an Indemnified Party of any pending or threatened Tax audit or assessment with respect to which an indemnification claim could be made under this Section 5.06, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the receipt of such notice. Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of such asserted Tax liability. If the Indemnified Party fails to give the Indemnifying Party prompt notice of any asserted Tax liability as required by this Section 5.06, then the Indemnified Party shall not be entitled to indemnification with respect to such Tax liability to the extent that failure adversely affects the rights or ability of the Indemnifying Party to fully contest such asserted Tax liability.
          (d) The Indemnifying Party shall have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding that could give rise to an indemnity payment under this Section 5.06 and to employ counsel of its choice; provided, however, that the Indemnifying Party shall (i) provide the Indemnified Party with a timely copy of all documents (or portions thereof) relating to such audit, examination or proceeding, (ii) consult with the Indemnified Party with respect to any written submissions in connection with such audit, examination or proceeding, (iii) provide the Indemnified Party with the right to participate, at the Indemnified Party’s cost and expense, in any conference with any taxing authority regarding such audit, examination or proceeding, and (iv) not enter into any settlement thereof without the written consent of the Indemnified Party, which shall not be unreasonably or untimely withheld.
          (e) The Indemnified Party shall execute and deliver to the Indemnifying Party, promptly upon request, powers of attorney authorizing the Indemnifying Party to extend statutes of limitations, receive refunds, negotiate settlements and take such other actions that the Indemnifying Party reasonably considers to be appropriate in exercising its control rights pursuant to this Section 5.06, and any other documents reasonably necessary to effect the exercising of such control rights.
          (f) Capitalized terms used in Section 5.05, this Section 5.06 or Article VI but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.
          (g) The parties shall treat any and all payments under this Section 5.06 and Article VI as an adjustment to the Purchase Price for Tax purposes unless otherwise required by Law.
          5.07 Section 338 Election.
          (a) The Company and Newco 3 shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code and any comparable provisions of applicable state and local Tax Laws (collectively, the “Section 338 Election”) with respect to the purchase of any U.S. Other Subsidiaries that are corporations within the meaning of Section 7701 of the Code (the “U.S. Corporate Other Subsidiaries”).
          (b) As soon as reasonably practicable after the determination of the Final NAV Transfer Amount, Newco 3 shall prepare and deliver to the Company a determination of the ADSP (as defined in the applicable Regulations under Section 338 of the Code) and an allocation of the ADSP among the assets of the U.S. Corporate Other Subsidiaries prepared in a manner required by Regulations Section 1.338-6 (the “Proposed Allocation”). If the Company objects to the Proposed Allocation, the Company may, within 10 days after delivery of the Proposed Allocation, deliver a notice to Newco 3 setting forth its disagreement with the Proposed Allocation. The Company and Newco 3 shall work together in good faith to resolve all differences with respect to the Proposed Allocation. In the event the Company and Newco 3 are unable to resolve their differences, such differences shall be resolved in a manner similar to that provided in Section 2.03(e). The Proposed Allocation as finally agreed shall be the “Final Allocation,” giving effect to any adjustments the Parties mutually agree to as a result of any Purchase Price adjustment. The Company and Newco 3 shall file all Tax Returns (including IRS Form 8883) consistent with the Final Allocation.

          (c) As soon as reasonably practicable after the date hereof, Newco 3 shall prepare IRS Form 8023 and any similar forms required to effectuate the Section 338 Election under applicable state and local Tax Laws. The Company shall cooperate with Newco 3 in the preparation of such forms and shall deliver duly completed and executed copies of the forms on the Closing Date. The Company and Newco 3 shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338 Election in accordance with the provisions of Regulation Section 1.338(h)(10)-1 and comparable provisions of applicable state and local Tax Laws.
ARTICLE VI.
INDEMNIFICATION
          6.01 Release of Pre-Spin Off Claims.
          (a) Except as provided in Section 6.01(c), effective as of the Spin Off, Newco does hereby, for itself and the Other Subsidiaries, their respective Affiliates (other than the Company and the U.S. Government Subsidiaries), successors and assigns, remise, release and forever discharge the Company and the U.S. Government Subsidiaries, their respective Affiliates (other than Newco and the Other Subsidiaries) and each of the respective officers, directors, employees, agents and advisors of any of the foregoing, and each of their heirs, executors, successors and assigns from any and all liabilities or obligations whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law, or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur, or any conditions existing or alleged to have existed on or before the Spin Off , including in connection with the transactions and all other activities to implement the Contribution, the Sale and the Spin Off.
          (b) Except as provided in Section 6.01(c), effective as of the Spin Off, the Company does hereby, for itself and the U.S. Government Subsidiaries, their respective Affiliates (other than Newco and the Other Subsidiaries) and each of the respective officers, directors, employees, agents and advisors of any of the foregoing, and each of their heirs, executors, successors and assigns, remise, release and forever discharge Newco and the Other Subsidiaries, their respective Affiliates (other than the Company and the U.S. Government Subsidiaries), successors and assigns from any and all liabilities or obligations whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur, or any conditions existing or alleged to have existed on or before the Spin Off, including in connection with the transactions and all other activities to implement the Contribution, the Sale and the Spin Off.
          (c) Nothing contained in Section 6.01(a) or 6.01(b) shall impair any right of any Person to enforce this Agreement, the Merger Agreement or any other Ancillary Agreement. Nothing contained in Section 6.01(a) or 6.01(b) shall release any Person from:

     (i) any liability or obligation, contingent or otherwise, assumed, transferred, assigned or allocated to such Person in accordance with, or any other liability or obligation of such Person under, this Agreement, the Merger Agreement or any other Ancillary Agreement;
     (ii) any liability or obligation that the Parties may have with respect to indemnification pursuant to this Agreement, the Merger Agreement, or any Ancillary Agreements, including for claims brought against the Parties by third Persons, which liability shall be governed by the provisions of Section 5.06 and this Article VI and, if applicable, the appropriate provisions of the Merger Agreement or any other Ancillary Agreement; or
     (iii) any liability or obligation the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.01.
          (d) Newco shall not make, and shall not permit the Other Subsidiaries to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the Company or the U.S. Government Subsidiaries, or any other Person released pursuant to Section 6.01(a), with respect to any liabilities released pursuant to Section 6.01(a). The Company shall not, and shall not permit the U.S. Government Subsidiaries to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification against Newco or the Other Subsidiaries, or any other Person released pursuant to Section 6.01(b), with respect to any liabilities released pursuant to Section 6.01(b).
          (e) At any time, at the request of any other Party, each Party shall, or shall cause its Subsidiaries to, execute and deliver releases reflecting the provisions of this Section 6.01.
          6.02 Indemnification by the Company. Subject to the terms and conditions of this Agreement, from and after the Closing, the Company shall defend, indemnify and hold the Newco Indemnified Parties harmless from and against all Losses arising out of or related to (i) an Excluded Liability, (ii) any breach of any representation or warranty of the Company in Section 3.01 as of the date hereof or as of the Closing Date, (iii) any failure of the Company to perform or to cause the U.S. Government Subsidiaries to perform any covenant or agreement of the Company or the U.S. Government Subsidiaries under this Agreement or the Employee Matters Agreement in all material respects, and (iv) the defense of any claims by, arising out of, or related to, coverage of the Company Employees under the Newco Plans (as defined in the Employee Matters Agreement) or the Company Plans; provided that the Company shall not be obligated to defend, indemnify or hold the Newco Indemnified Parties harmless from and against any Taxes under this Section 6.02 to the extent that both (i) such Taxes constitute Pre-Closing Taxes (as defined in the Merger Agreement) and (ii) the amount of such Taxes exceeds the sum of (A) the amount then available in the Indemnification Escrow Account to indemnify the Buyer Indemnified Parties (as defined in the Merger Agreement) for such Taxes, (B) the amount of the Indemnification Sub-Limit (as defined in the Merger Agreement) then available to indemnify the Buyer Indemnified Parties for such Taxes, (C) the amount for which the Buyer Indemnified Parties have already been indemnified pursuant to the Merger Agreement for such Taxes, (D) the amount of such Taxes that were included in the determination of the Final Pre-Closing Taxes (as defined in the Merger Agreement) and (E) the amount of such Taxes that were reflected in the Closing Date Working Capital included in the determination of the Final Working Capital Adjustment, the Final Closing Date Indebtedness or the Final Restricted Cash Shortfall (in each case, as defined in the Merger Agreement).
          6.03 Indemnification by Newco. Subject to the terms and conditions of this Agreement, from and after the Closing, Newco shall defend, indemnify and hold the Company Indemnified Parties harmless from and against all Losses arising out of or related to (i) an Assumed Liability, (ii) any breach of any representation or warranty of Newco, Newco LLC, Newco 2 or Newco 3 in Section 3.02 as of the date hereof or as of the Closing Date, (iii) any failure of Newco, Newco LLC, Newco 2 or Newco 3 to perform or to cause the Other Subsidiaries to perform any covenant or agreement of Newco, Newco LLC, Newco 2, Newco 3 or the Other Subsidiaries under this Agreement or the Employee Matters Agreement in all material respects, (iv) the defense of any claims by, arising out of, or related to, coverage of the Newco Employees under the Company Plans or the Newco Plans, (v) the pre-Closing business or operations of Booz Allen & Hamilton Uruguay Sociedad Civil, and (vi) the issuance (other than pursuant to and in accordance with Section 2.04 or Exhibit D) of (x) Equity Interests of Newco, (y) securities convertible into or exercisable or exchangeable for Equity Interests or Newco or (z) options, warrants or other rights to acquire from Newco, or obligations of Newco to issue, any Equity Interests of Newco or securities or other rights convertible into or exercisable for Equity Interests of Newco.
          6.04 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
          (a) Any Newco Indemnified Party or Company Indemnified Party claiming indemnification under this Agreement (the “Indemnified Party”) with respect to any Action asserted against the Indemnified Party by a third-party (“Third Party Action”) in respect of any matter that may be subject to indemnification under Section 6.02 or 6.03 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Action, and (ii) transmit to the Indemnifying Party a written notice (“Action Notice”) describing in reasonable detail the nature of the Third Party Action, a copy of all court papers served with respect to such claim (if any), the Indemnified Party’s good faith estimate of the amount of Losses that are or may be attributable to the Third Party Action, and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Action Notice shall not affect the right of the Indemnified Party to indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Action so long as (i) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Action or (ii) the Indemnifying Party agrees to bear the cost of one separate counsel to the Indemnified Party, who shall be entitled to participate in (but shall not have the right to control) the defense of such Third Party Action. If the Indemnifying Party has the right to and the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Action, then the Indemnifying Party shall have the right to defend such Third Party Action with counsel selected by the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, provided that counsel for the Indemnifying Party who shall conduct the defense of such Third Party Action shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in (but not control) such defense at its expense; provided, however, that if (x) the Indemnifying Party agrees to do so pursuant to clause (ii) above or (y) the Indemnified Party reasonably concludes upon the advice of counsel that there exists one or more defenses or counterclaims available to the Indemnified Party that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Action, the Indemnifying Party shall (solely to the extent the Indemnified Party is actually entitled to indemnification in respect of such Third Party Action hereunder) bear the cost of one counsel with respect to such Third Party Action. The Indemnifying Party shall have control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete, irrevocable and unconditional release by all claimants asserting the claim from all liability to all Indemnified Parties affected by the claim, (ii) the settlement agreement does not contain any sanction, restriction or other injunctive or non-monetary relief affecting the Indemnified Party or its Affiliates and (iii) the Indemnifying Party has acknowledged its obligation for the applicable Losses. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Action which the Indemnifying Party elects to contest.
          (c) If the Indemnifying Party fails to notify the Indemnified Party within fifteen (15) days after receipt of any Action Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 6.04(b), then the Indemnified Party shall have the right to defend, and be reimbursed by the Indemnifying Party for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification in respect of such Third Party Action hereunder), the Third Party Action by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party to a final conclusion or settlement. The Indemnified Party shall have control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Action, if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 6.04(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d) A claim by any Indemnified Party for indemnification for any matter not involving a Third Party Action must be asserted by prompt written notice to the Indemnifying Party, such notice to describe in reasonable detail the nature of the claim and the Indemnified Party’s good faith estimate of the amount of Losses attributable to the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission. As promptly as possible after the Indemnified Party has given such notice, such Indemnified

Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation or otherwise) and, within two (2) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to such claim, as determined hereunder.
          (e) The indemnification procedures set forth in Sections 6.04(a) — (d) shall not apply to an indemnification claim pursuant to Section 5.06 of this Agreement.
          (f) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VI, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.
          (g) From and after the delivery of an Action Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its officers, directors, employees, consultants, agents, advisors, affiliates and other representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the Action Notice relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.
          6.05 Computation of Indemnifiable Losses.
          (a) Any amount payable pursuant to this Article VI shall be: (i) decreased to the extent of any third-party insurance proceeds received by the Indemnified Party in respect of an indemnifiable Loss, (ii) reduced to take into account any Tax benefit actually realized by the Indemnified Party in the year of the indemnity payment or any earlier year that arises from the incurrence or payment of any such Loss and increased to take into account any Tax detriment actually suffered by the Indemnified Party that arises from the receipt of such amount payable or the incurrence or payment of any such Loss, and (iii) reduced by any recoveries from third Persons pursuant to indemnification or otherwise in respect thereto.
          (b) The amount of indemnification to which a Indemnified Party shall be entitled under this Article VI shall be determined by: (i) the written agreement between the Indemnified Party and the Indemnifying Party, (ii) a judgment or decree of any court of competent jurisdiction, or (iii) any other means to which the Indemnified Party and the Indemnifying Party shall agree.
          (c) In any case where an Indemnified Party recovers from third Persons any amount (other than any amounts deducted pursuant to Section 6.05(a)) in respect of a matter with respect to which such Indemnified Party has received payment satisfying in full all Losses arising from any and all matters subject to indemnification hereunder, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered, to the extent such amount exceeds the aggregate amount of all Losses arising from matters subject to indemnification hereunder (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously received by the Indemnified Party in respect of such matter.

          6.06 Mitigation of Damages. An Indemnified Party shall, to the extent practicable and reasonably within its control and at the expense of the Indemnifying Party, make commercially reasonable efforts to mitigate any Losses of which it has adequate notice; provided that the Indemnified Party shall not be obligated to act in contravention of applicable law or in contravention of reasonable and customary practices of such Indemnified Party.
ARTICLE VII.
MISCELLANEOUS
          7.01 Amendment. This Agreement may not be amended or modified in any respect except by a written agreement signed by the Parties hereto with the prior written consent of Buyer Parent.
          7.02 Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any Party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party granting such waiver and by Buyer Parent, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of such provisions shall be held to be a waiver of any other or subsequent breach.
          7.03 Survival. Each of the covenants and agreements contained in this Agreement shall survive the Closing Date and continue in full force and effect in accordance with its terms, but is subject to all applicable statutes of limitation, statutes of repose and other similar defenses provided in law or equity.
          7.04 Notices. All notices required or permitted pursuant to this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to be properly given (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received, or (b) if given by overnight courier or personal delivery, when delivered at the address stated below, or at such other address as a Party may provide by notice to the other Parties:
COMPANY (PRIOR TO CLOSING)
Booz Allen Hamilton Inc.
8283 Greensboro Drive
McLean, VA 22012
Attention: Law Department
Facsimile No.: (703) 902-3580
with a copy to (which copy shall not be deemed to
be notice to the Company):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Barry Bryer
                 David I. Brown
Facsimile No.: (212) 751-4864
COMPANY (POST-CLOSING)
Booz Allen Hamilton Inc.
8283 Greensboro Drive
McLean, VA 22012
Attention: Law Department
Facsimile No.: (703) 902-3580
with a copy to (which copy shall not be deemed to
be notice to the Company):
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jeffrey J. Rosen
Facsimile No.: (212) 909-6836
NEWCO; NEWCO LLC; NEWCO 2; NEWCO 3
Booz & Company Inc.
101 Park Avenue
New York, NY 10178
Attention: Law Department
Facsimile No.: (212) 551-6562
with a copy to (which copy shall not be deemed to
be notice to Newco):
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: Barry Bryer
                 David I. Brown
                 David A. Kurzweil
Facsimile No.: (212) 751-4864
          7.05 Exhibits and Schedules; Incorporation by Reference. The exhibits and schedules attached to this Agreement, each when executed and/or delivered, are incorporated by reference into and made a part of this Agreement.

          7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, as applicable, and their respective successors and permitted assigns. The Parties may not assign this Agreement, or any of their rights or liabilities hereunder (whether by operation of law or otherwise), without the prior written consent of the other Parties hereto; provided, however, that a Party may assign (including by way of a pledge) to its lenders or other financing sources any or all of its rights hereunder (including its rights to seek indemnification hereunder) as collateral security (in either case, which assignment shall not relieve such assigning Party of its obligations hereunder). Any such assignment shall not relieve the Party making the assignment from any liability under this Agreement.
          7.07 Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, except that the Newco Indemnified Parties and Company Indemnified Parties shall be third party beneficiaries of Article VI, Buyer Parent shall be a third party beneficiary of Sections 2.03(a), 2.05(c), 2.05(e), 2.05(f), 4.07(c), 7.01 and 7.02, and the Government Shareholders shall be third party beneficiaries of Sections 2.03(i), 2.04(b) and 2.04(c), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          7.08 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments, agreements and understandings (both oral and written) with respect to such subject matter.
          7.09 Severability. The illegality or partial illegality of any or all of this Agreement or any provision hereof shall not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement shall not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the Parties to be contained therein. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that this Agreement is fulfilled as originally contemplated to the fullest extent possible.
          7.10 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation,” whether or not expressed, (iv) any reference in this Agreement to a Section, Article, Exhibit or Schedule refers to a Section or Article of or an Exhibit or Schedule to this Agreement, unless otherwise stated, (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, (vi) the words “shall” and “will” have the same meaning, and (vii) “hereof”, “herein”, “hereto” and “hereunder” and words of similar import shall refer to an agreement as a whole and not to any particular provision of such agreement. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.
          7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
          7.12 Governing Law; Jurisdiction.
          (a) This Agreement and all matters arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware, whether common law or statutory, without reference to the choice of law provisions thereof that would cause the application of the law of another jurisdiction.
          (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby, shall be in any state or federal court in Wilmington, Delaware, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any Action arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction.
          (c) THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE AND AGREE TO CAUSE THEIR RESPECTIVE SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
          7.13 Specific Performance. Each Party hereby acknowledges and agrees that remedies at law for any breach or threatened breach of Sections 2.05(c)-(e), 4.06, 4.09, 4.10 or 4.11, including monetary damages, are inadequate compensation for any loss that the other Party would suffer in such event and each Party hereby waives any defense in any action for specific performance brought by the other Party to the effect that a remedy at law would be an adequate remedy for such breach or threatened breach. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of Sections 2.05(c)-(e), 4.06, 4.09, 4.10 or 4.11, each Party shall have the right to specific performance and injunctive or other equitable relief of its rights under such Section, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived. The rights contained in this Section 7.13 shall not be limited or prejudiced in any way by any provisions contained herein relating to monetary damages.
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          IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

BOOZ ALLEN HAMILTON INC.

By:	/s/ Ralph W. Shrader

Name:	Ralph W. Shrader
Title:	Chairman and Chief Executive Officer

BOOZ & COMPANY HOLDINGS, LLC

By BOOZ ALLEN HAMILTON INC.,
its Sole Member

By:	/s/ Ralph W. Shrader

Name:	Ralph W. Shrader
Title:	Chairman and Chief Executive Officer

BOOZ & COMPANY INC.

By:	/s/ Shurmeet Banerji

Name:	Shurmeet Banerji
Title:	Chief Executive Officer

BOOZ & COMPANY INTERMEDIATE I INC.

By:	/s/ Shurmeet Banerji

Name:	Shurmeet Banerji
Title:	Chief Executive Officer

BOOZ & COMPANY INTERMEDIATE II INC.

By:	/s/ Shurmeet Banerji

Name:	Shurmeet Banerji

Title:	Chief Executive Officer